                                                 REGISTRATION NO. 333-
   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                           -------------------------

                                    FORM S-4
                           -------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                            ALCAN ALUMINIUM LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               CANADA                                   3334                                 NONE
  (STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION        (IRS. EMPLOYER
   INCORPORATION OR ORGANIZATION)                   CODE NUMBER)                     IDENTIFICATION NO.)

                          1188 SHERBROOKE STREET WEST
                        MONTREAL, QUEBEC, CANADA H3A 3G2
                                 (514) 848-8000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           DAVID MCAUSLAND, SECRETARY
                            ALCAN ALUMINIUM LIMITED
                          1188 SHERBROOKE STREET WEST
                        MONTREAL, QUEBEC, CANADA H3A 3G2
                                 (514) 848-8000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:
                      MILBANK, TWEED, HADLEY & MCCLOY LLP
                            1 CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                           ATTN: DONALD B. BRANT, JR.
                                 (212) 530-5000
                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As promptly as practicable after the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
                                                         AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        REGISTERED                SHARE                  PRICE(1)
--------------------------------------------------------------------------------------------------------------------------
Alcan Aluminium Limited Common Shares without
  Nominal or par value..                                    1,000               Not Applicable            $16,277.70
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------  ----------------------
--------------------------------------------------  ----------------------

                                                          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTRATION FEE
--------------------------------------------------  ----------------------
Alcan Aluminium Limited Common Shares without
  Nominal or par value..                                    $5.00
-------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION. DATED SEPTEMBER 17, 1999

PROSPECTUS                                                U.S. OFFER TO EXCHANGE

                            ALCAN ALUMINIUM LIMITED

     The boards of directors of Alcan and Pechiney have approved a combination of the two companies. The combination is being effected through an offer by Alcan to exchange newly issued Alcan Common Shares for all outstanding Pechiney A Shares, Pechiney B Shares and Pechiney ADSs ("Pechiney Securities"). Alcan's offer to acquire all of the outstanding Pechiney Securities is being made through two separate offers, a U.S. offer and an international offer made in France and elsewhere outside the United States. The U.S. offer is open to all holders of Pechiney Securities who are in the United States. The international offer is open to all holders of Pechiney Securities who are not in the United States. The offers together are being made for all the shares of Pechiney.

     Alcan is offering to exchange:

     -  1.7816 Alcan Common Shares for every Pechiney A Share,

     -  1.9598 Alcan Common Shares for every Pechiney B Share and

     -  0.8908 Alcan Common Shares for every Pechiney American Depositary Share.

     Pursuant to a combination agreement among Alcan, Pechiney and Alusuisse Lonza Group AG ("algroup"), Alcan is concurrently, but separately, offering to acquire all of the shares of algroup in exchange for Alcan Common Shares. That offer is not being made in the United States and is not covered by this prospectus.

     The new Alcan Common Shares to be issued to holders of Pechiney Securities will represent approximately 29% (on a fully diluted basis) of the outstanding Alcan Common Shares immediately after the combination (assuming the offers for the Pechiney Securities are accepted in full and assuming acceptance in full of the offer for algroup).

     The offers for the Pechiney Securities are subject to the condition that enough Pechiney Securities are tendered so that Alcan will acquire more than 67% of the voting rights and share capital of Pechiney on a fully diluted basis.

     This prospectus contains detailed information concerning the U.S. offer and the proposed combination. The complete combination agreement is attached as Annex A. We urge you to read this prospectus and the combination agreement carefully.

     The Common Shares of Alcan are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "AL".

     The information contained in this prospectus is subject to completion and amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The text of the announcement released by Alcan on September 16, 1999 follows.

                   The date of this prospectus is           .

Press Release

                        ALCAN, PECHINEY AND ALGROUP SIGN
                   DEFINITIVE THREE-WAY COMBINATION AGREEMENT

   PECHINEY COMPLETES WORKERS' COUNCILS INFORMATION AND CONSULTATION SESSIONS
                            ------------------------

     Montreal, Canada; Paris, France; and Zurich, Switzerland -- [September 16, 1999] -- Alcan (NYSE, TSE: AL), Pechiney (NYSE, PARIS: PY) and algroup (SWX:
ALUN), today jointly announced that, as anticipated in their August 11 announcement, they have now entered into a definitive three-way combination agreement.

     The three companies announced the signing of a memorandum of understanding ("MoU") on August 11, with Alcan and algroup also having signed a definitive two-way combination agreement. On its part, Pechiney was required, under French law, to inform and consult its workers' councils prior to entering into a definitive three-way combination agreement. That information and consultation process was completed within the anticipated time frame and the two-way combination agreement between Alcan and algroup has been replaced by the three-way agreement such that one agreement now governs the three parties.

     As announced on August 11, the three-way merger will be accomplished through two independent exchange offers that the parties have agreed will be initiated by Alcan. Completion of the transaction will be subject to certain conditions, the most relevant of which are:

     (i) approval of the required share issuance at a meeting of Alcan shareholders, which is expected to be held in late October or early November;

     (ii) minimum acceptance thresholds of 67% by the shareholders of each of Pechiney and algroup in response to respective exchange offers, and;

     (iii) regulatory clearances and requirements.

     The completion of the algroup transaction also depends upon algroup completing the announced tax-free demerger of its chemical and energy business which is subject to the approval of its shareholders, anticipated to be obtained at a meeting to be held in late October.

     Filings in respect of regulatory clearances have been made in the United States and Canada and, with the signing of the three-way combination agreement, will now be made in Europe. Regulatory filings are also being pursued in a number of other jurisdictions. The parties confirm that the overall transaction time frame remains on track with completion of all aspects expected for early next year.

     With combined 1998 revenue of US$21.6 billion and operations in 59 countries, the merger of Alcan, Pechiney and algroup will create one of the world's largest aluminium companies and the global leader in both flexible and specialty packaging. The Alcan-Pechiney-algroup combination, temporarily to be referred to as A.P.A., will be a world leader in aluminium, with complementary operations and technologies, a sustainable superior low-cost position in primary aluminium fabricating positions globally, and superior positioning for future low-cost growth and expansion. A.P.A. will bring together highly complementary packaging businesses with leading positions in attractive growth business areas including pharmaceuticals, food and cosmetics.

     Additional information with respect to the three companies is contained in their respective securities regulatory filings and financial statements. This press release does not constitute an offering of securities, which may be made by prospectus only. Detailed information with respect to the proposed three-way combination agreement will be contained in the various formal documents, including circulars, offers, registration statements and similar documents, to be filed with securities regulatory authorities and sent to the shareholders of the three companies.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     We are a Canadian corporation. Most of our directors and officers, as well as the experts named in this prospectus, are not citizens or residents of the United States and all or a substantial part of the assets of these individuals may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these individuals or to realize against them or us within the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act of 1933. McCarthy Tetrault, our Canadian counsel, has advised us, however, that the civil liability provisions of that Act may be enforced in original actions taken in the Province of Quebec against us or any such individual, but judgments of United States courts predicated on such provisions will not be enforceable in the Province of Quebec unless they meet the requirements for the recognition and enforcement of foreign judgments under the Civil Code of Quebec.

                                    EXPERTS

     The consolidated financial statements of Alcan as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference to Alcan's Annual Report on Form 10-K for the year ending December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as experts in auditing and accounting.

     The consolidated financial statements of Pechiney as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference to Pechiney's Annual Report on Form 20-F for the year ending December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given upon the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Alcan files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Pechiney files annual and special reports and certain other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Alcan's SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov. The Pechiney ADSs and Alcan Common Shares are listed on the New York Stock Exchange, and consequently, the periodic reports, proxy statements and other information filed by Pechiney and Alcan with the SEC can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Alcan has filed with the SEC a registration statement on Form S-4 to register the Alcan Common Shares that Pechiney shareholders will receive following completion and acceptance of the offer. This prospectus does not contain all of the information set forth in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the registration statement.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that Alcan and Pechiney have previously filed with the SEC. These documents contain important information about Alcan and Pechiney and their financial condition.

ALCAN SEC FILINGS (FILE NO. 1-3677)                 PERIOD
-----------------------------------    ---------------------------------
Annual Report on Form 10-K             Year ended December 31, 1998
Current Reports on Form 8-K            Filed on April 26, 1999 and
                                       August 11, 1999
Quarterly Reports on Form 10-Q         Filed on May 5, 1999 and August
                                       6, 1999

PECHINEY SEC FILINGS (FILE NO. 1-14110)                 PERIOD
---------------------------------------    ---------------------------------
Annual Report on Form 20-F                 Year ended December 31, 1998
Reports of Foreign Private Issuer on
  Form 6-K                                 Filed on February 1, 1999,
                                           February 5, 1999, March 10, 1999,
                                           April 27, 1999, May 17, 1999,
                                           June 8, 1999, July 6, 1999, July
                                           28, 1999, August 11, 1999 and
                                           August 17, 1999.

     We also incorporate by reference into this prospectus additional documents that may be filed with the SEC by Alcan or Pechiney after the date of this prospectus until the expiration of the U.S. offer.

     Alcan has supplied all information contained or incorporated by reference in this prospectus relating to Alcan and Pechiney has supplied all such information relating to Pechiney. Neither Alcan nor Pechiney has independent knowledge of the matters set forth or incorporated by reference herein by the other party.

     While you may have already received some of the documents incorporated by reference in this prospectus, you can obtain copies of any of them through Alcan, Pechiney or the SEC. Documents incorporated by reference are available without charge from Alcan or Pechiney, as the case may be, excluding all exhibits other than those specifically incorporated by reference into this prospectus. Shareholders may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone at the following address:

For Alcan Documents:                        For Pechiney Documents:
Alcan Aluminium Limited                     Pechiney
1188 Sherbrooke Street West                 Place du Chancelier Adenauer
Montreal Quebec, Canada H3A 3G2             75218 Paris Cedex 16
Attn: Alan Brown                            Attn: Francois-Jose Bordonado
Investor Relations                          Investor Relations
Tel.: 514-848-8368                          Tel.: 011-33-1-5628-2507

     IF YOU WOULD LIKE TO RECEIVE DOCUMENTS FROM ALCAN AND/OR PECHINEY BEFORE THE EXPIRATION OF THE U.S. OFFER, PLEASE MAKE YOUR REQUEST NO LATER THAN
          , FIVE BUSINESS DAYS BEFORE THE PROPOSED EXPIRATION DATE.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS TO DECIDE WHETHER TO PARTICIPATE IN THE U.S. OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS
PROSPECTUS. THIS PROSPECTUS IS DATED           . YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF ALCAN COMMON SHARES IN THE OFFER SHALL CREATE ANY IMPLICATIONS TO THE CONTRARY.

                                                                         ANNEX A
                             COMBINATION AGREEMENT

THIS COMBINATION AGREEMENT is made on September 15, 1999

AMONG:

(1) ALCAN ALUMINIUM LIMITED, a company incorporated under the laws of Canada (CANADA),

(2)     PECHINEY, a company incorporated under the laws of France (FRANCE), and

(3) ALUSUISSE LONZA GROUP AG, a company incorporated under the laws of Switzerland (SWITZERLAND).

WHEREAS:

(A) The respective Boards of Directors of each of Canada, France and Switzerland (each a PARTY, and together the PARTIES) have determined that it is in the best interest of their respective companies and shareholders to effect the combination of their respective businesses as set forth herein (the COMBINATION) in a "merger-of-equals".

(B) In furtherance of the Combination, Canada, France and Switzerland have previously entered into a memorandum of understanding dated 11 August, 1999 (the
MOU) establishing the structure and principal terms of the Combination, and Canada and Switzerland entered into an agreement (the INITIAL COMBINATION AGREEMENT) on the same date setting forth the terms and conditions of a proposed combination between them.

(C) In furtherance of the Combination, the respective Boards of Directors of Canada, France and Switzerland have approved and adopted this Combination Agreement (the AGREEMENT) which sets out the terms and conditions for the Combination.

(D) The respective Boards of Directors of Canada, France and Switzerland have concluded that the Combination will be effected by utilizing Canada as the holding company for the new, combined group. As a result, Canada will be the vehicle through which the Exchange Offers (as defined below) will be made to shareholders of Switzerland and France, respectively, and shares of common stock, without par or nominal value, of Canada (CANADA COMMON SHARES) shall be issued as consideration in the Exchange Offers.

(E) The respective Boards of Directors of Canada and Switzerland have approved the exchange offer (the SWISS EXCHANGE OFFER) by Canada for all of the issued and outstanding registered shares, of CHF 100 per share, of Switzerland (the SWISS SHARES) upon the terms and subject to the conditions set forth in this Agreement;

(F) The respective Boards of Directors of each of Canada and France have approved the exchange offer (the FRENCH EXCHANGE OFFER and, together with the Swiss Exchange Offer, the EXCHANGE OFFERS) by Canada for all of the issued and outstanding (i) ordinary shares (A), par value EURO 15.25 per share, of France (the FRENCH ORDINARY SHARES), (ii) preferred shares (B), par value EURO 15.25 per share, of France (the FRENCH PREFERRED SHARES) and (iii) the American Depositary Receipts (ADRS) each representing one-half of a French Ordinary Share (the French Ordinary Shares, French Preferred Shares and the ADRs are collectively referred to herein as the FRENCH SHARES);

(G) The respective Boards of Directors of each of Canada and Switzerland have determined that it is in the best interests of their respective companies to have Canada and Switzerland enter into a business combination under the terms of this Agreement whether or not the French Exchange Offer is completed;

(H) The respective Boards of Directors of each of Canada and France have determined that it is in the best interests of their respective companies to have Canada and France enter into a business combination under the terms of this Agreement whether or not the Swiss Exchange Offer is completed;

(I) The Parties intend that each Exchange Offer be treated as a tax free rollover to shareholders for tax purposes to the maximum extent possible;

(J) The Combination (but neither Exchange Offer alone) is intended to be treated as a "pooling of interests" under generally accepted accounting principles in Canada (CANADIAN GAAP); and

(K) This Agreement sets out the terms and conditions of the agreement by each of Canada, France and Switzerland in relation to the Combination and each Exchange Offer.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 - THE EXCHANGE OFFERS

1.1 Canada, Switzerland and France agree that Canada, with the full participation and cooperation of Switzerland and France, will make the Swiss Exchange Offer and the French Exchange Offer, in each case on the basis and in accordance with the provisions set out in Schedule 1 and on the terms and subject to the conditions of this Agreement.

1.2 France represents and warrants to Canada and Switzerland that the Board of Directors of France has adopted and approved this Agreement and the Combination and is, concurrently with the execution of this Agreement, recommending to the holders of French Shares that they accept the French Exchange Offer when made regardless of whether or not the Swiss Exchange Offer is consummated in accordance with the terms hereof. Unless permitted in accordance with Article 1.2.1 below, or otherwise required by law, to withdraw or adversely modify its recommendation, France agrees with Canada and Switzerland that it will procure that the Board of Directors of France will recommend at all times prior to the time the French Exchange Offer is made, at the time the French Exchange Offer is made and during the period of the French Exchange Offer, that the holders of French Shares accept the French Exchange Offer regardless of whether or not the Swiss Exchange Offer is consummated. The recommendation of the

Board of Directors of France shall be contained in all relevant filings and disclosure documents, as applicable, and may only be withdrawn as permitted hereby.

1.2.1 Notwithstanding anything to the contrary contained herein, whether or not the French Exchange Offer shall have commenced, the Board of Directors of France may withdraw or adversely modify its recommendation that holders of French Shares tender their French Shares in the French Exchange Offer if (i) any of the representations and warranties of Canada set forth in this Agreement shall have become untrue in any respect which, individually or in the aggregate, has resulted, or would be reasonably likely to result, in a Canada Material Adverse Effect, (ii) Canada is in material breach of any of its obligations set forth in this Agreement that is not curable or, if curable is not cured within 15 days after written notice of such breach is given by France to Canada, (iii) Canada shall have suffered a Canada Material Adverse Effect, (iv) at the time of the consummation of the Swiss Exchange Offer the Chemicals Division Demerger shall not have occurred; provided that France's rights pursuant to this clause
(iv) shall expire two business days following receipt of written notice from Canada of the consummation of the Swiss Exchange Offer and the failure of the Chemicals Division Demerger to have occurred if France shall not have exercised any of such rights prior thereto, or (v) a proposal constituting an Alternative Transaction (as defined below) for France shall have been made.

1.3 Switzerland represents and warrants to Canada and France that the Board of Directors of Switzerland has unanimously adopted and approved this Agreement and the Combination and is, concurrently with the execution of this Agreement, recommending to the shareholders of Switzerland that they accept the Swiss Exchange Offer when made, regardless of whether or not the French Exchange Offer is consummated in accordance with the terms hereof. Unless permitted in accordance with Article 1.3.1 below, or otherwise required by law to withdraw or adversely modify its recommendation, Switzerland agrees with Canada and France that the Board of Directors of Switzerland will unanimously recommend at all times prior to the time the Swiss Exchange Offer is made, at the time the Swiss Exchange Offer is made and during the period of the Swiss Exchange Offer, that the holders of Swiss Shares accept the Swiss Exchange Offer regardless of whether or not the French Exchange Offer is consummated. The recommendation of the Board of Directors of Switzerland shall be contained in all relevant filings and disclosure documents, as applicable, and may only be withdrawn as permitted hereby.

1.3.1 Notwithstanding anything to the contrary contained herein, whether or not the Swiss Exchange Offer shall have been commenced, the Board of Directors of Switzerland may withdraw or adversely modify its recommendation that shareholders of Switzerland tender their Swiss Shares in the Swiss Exchange Offer if (i) any of the representations and warranties of Canada set forth in this Agreement shall have become untrue in any respect which, individually or in the aggregate, has resulted, or would be reasonably likely to result, in a Canada Material Adverse Effect, (ii) Canada is in material breach of any of its obligations set forth in this Agreement that is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Switzerland to Canada, (iii) Canada shall have suffered a Canada Material Adverse Effect, or (iv) a proposal constituting an Alternative Transaction for Switzerland shall have been made.

1.4 Canada represents and warrants to France and Switzerland that the Board of Directors of Canada has unanimously adopted and approved this Agreement, the Combination and each of the Exchange Offers and is, concurrently with the execution of this Agreement, recommending to the shareholders of Canada that they approve the issue of Canada Common Shares in connection with each of the Swiss Exchange Offer and the French Exchange Offer regardless of whether or not both Exchange Offers are successful. Unless permitted in accordance with Article
1.4.1 or 1.4.2, as applicable, or 1.4.3, or otherwise required by law to withdraw or adversely modify its recommendation, Canada agrees with France and Switzerland that the Board of Directors of Canada will recommend at all times that the holders of Canada Common Shares approve the issue of Canada Common Shares in connection with each of the France Exchange Offer and the Swiss Exchange Offer regardless of whether or not both Exchange Offers are consummated. The recommendation of the Board of Directors of Canada shall be contained in all relevant filings and disclosure documents, as applicable, and may only be withdrawn as permitted hereby.

1.4.1 Notwithstanding anything to the contrary contained herein, whether or not the French Exchange Offer shall have been commenced, the Board of Directors of Canada may withdraw or adversely modify its recommendation that shareholders of Canada approve the issuance of Canada Common Shares in connection with the French Exchange Offer if (i) any of the representations and warranties of France set forth in this Agreement shall have become untrue in any respect which, individually or in the aggregate, has resulted, or would be reasonably likely to result, in a France Material Adverse Effect, (ii) France is in material breach of any of its obligations set forth in this Agreement that is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Canada to France, or (iii) France shall have suffered a France Material Adverse Effect.

1.4.2 Notwithstanding anything to the contrary contained herein whether or not the Swiss Exchange Offer shall have been commenced, the Board of Directors of Canada may withdraw or adversely modify its recommendation that shareholders of Canada approve the issuance of Canada Common Shares in connection with the Swiss Exchange Offer if (i) any of the representations and warranties of Switzerland set forth in this Agreement shall have become untrue in any respect which, individually or in the aggregate, has resulted, or would be reasonably likely to result, in a Swiss Material Adverse Effect, (ii) Switzerland is in material breach of any of its obligations set forth in this Agreement that is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Canada to Switzerland, or (iii) Switzerland shall have suffered a Swiss Material Adverse Effect.

1.4.3 Notwithstanding anything to the contrary contained herein, whether or not either Exchange Offer has commenced, the Board of Directors of Canada may modify or withdraw its recommendation that shareholders of Canada approve the issuance of Canada Common Shares in connection with both the Swiss Exchange Offer and the French Exchange Offer if a proposal constituting an Alternative Transaction for Canada shall have been made.

ARTICLE 2 - COMMENCEMENT OF EXCHANGE OFFERS

2.1.1 Canada shall commence the Swiss Exchange Offer as soon as practicable following the satisfaction or earlier due waiver of the conditions set out in Part A of Schedule 2; PROVIDED, that Canada shall not be required to commence the Swiss Exchange Offer if this Agreement has been terminated either with respect to Switzerland or with respect to all Parties pursuant to Article 8.

2.1.2 Canada shall commence the French Exchange Offer as soon as practicable following the satisfaction or earlier due waiver of the conditions set out in Part B of Schedule 2; PROVIDED, that Canada shall not be required to commence the French Exchange Offer if this Agreement has been terminated either with respect to France or with respect to all Parties pursuant to Article 8.

2.2 Each Party agrees that it will notify the other Parties forthwith after any of its Executive Officers become aware that (i) the conditions set out in Part A of Schedule 2 have been satisfied or waived or have become incapable of satisfaction, (ii) the conditions set out in Part B of Schedule 2 have been satisfied or waived or have become incapable of satisfaction or (iii) a Material Adverse Effect has occurred or is reasonably likely to occur with respect to such Party, such notification to indicate in reasonable detail the nature and effect thereof.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF FRANCE. Except as set forth in the disclosure letter dated the date hereof delivered to Canada and Switzerland by France (the FRANCE DISCLOSURE LETTER), France hereby represents and warrants to Canada and Switzerland that:

3.1.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of France and its Material Subsidiaries has been duly organized and is validly existing as a corporation, and to the extent relevant under the applicable corporate law, in good standing, under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such standing, except where the failure to be in good standing would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect. France has made available to Canada and Switzerland a complete and correct copy of France's and its Material Subsidiaries' articles of association and by-laws, or other comparable governing instruments, each as amended to date. France's and its Material Subsidiaries' articles of association, by-laws and other comparable governing instruments as so made available are in full force and effect.

As used in this Agreement, the term (A) SUBSIDIARY means, with respect to any Party, any entity, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly beneficially owned or controlled by such Party or by one or more of its respective Subsidiaries or by such

Party and any one or more of its respective Subsidiaries, and (B) MATERIAL SUBSIDIARY means any Subsidiary constituting more than (i) 5% of the relevant Group's total assets or shareholder's equity at the end of the fiscal year ended December 31, 1998, or (ii) 10% of the relevant Group's total net income for the fiscal year ended December 31, 1998; (C) FRANCE MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, properties, business or results of operations of the France Group; except for any such effect resulting from any change in economic or business conditions generally, or with respect to the aluminum or packaging industries specifically and (D) FRANCE GROUP means France, its Subsidiaries and its interests in associated entities taken as a whole.

3.1.2 CAPITAL STRUCTURE. The authorized capital stock of France consists of 80,469,343 French Ordinary Shares and an additional number of French Ordinary Shares with a maximum nominal value (excluding any insurance premium) of 490,000,000 euros, provided that this maximum nominal value is reduced to 245,000,000 euros unless existing holders of French Ordinary Shares are afforded pre-emptive rights, and 1,091,044 French Preferred Shares, of which 80,469,343 French Ordinary Shares (which includes the French Shares referred to in Article 4.2.4) and 1,091,044 French Preferred Shares were outstanding as of the close of business on August 6, 1999. All of the outstanding French Shares have been duly authorized and are validly issued and fully paid and there is no liability on the part of the holders to pay any further amount in respect of any French Share. France has no French Shares reserved for issuance, except that, as of August 6, 1999, there were up to 2,835,000 French Ordinary Shares authorized for issuance pursuant to options that have been granted or are eligible to be granted by France to the officers and employees of France and its Subsidiaries, of which 1,606,000 French Ordinary Shares were reserved for issuance pursuant to options that have been granted by France to officers and employees of France and its Subsidiaries. Each of the outstanding shares of capital stock or other securities of each of France's Subsidiaries is duly authorized, validly issued and fully paid and there is no liability on the part of the holders to pay any further amount in respect of any French Share and, except for directors' qualifying shares, and except as provided in the French Reports filed prior to the date hereof, is owned by France or a direct or indirect wholly-owned Subsidiary of France, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of France or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person or entity a right to subscribe for or acquire, any securities of France or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. France does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of France on any matter.

3.1.3 AUTHORITY RELATIVE TO THIS AGREEMENT AND APPROVAL. (A) France has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding agreement of France enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the BANKRUPTCY AND EQUITY EXCEPTION).

(B) The Board of Directors of France has approved this Agreement, the Combination, the French Exchange Offer and the other transactions contemplated hereby to which it will be a party and, concurrently with the execution of this Agreement has resolved to recommend to its shareholders to accept the French Exchange Offer regardless of whether or not the Swiss Exchange Offer is consummated.

3.1.4 GOVERNMENTAL FILINGS; NO VIOLATIONS. (A) Other than the filings, approvals and/or notices required to be made (i) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR ACT), the Investment Canada Act (INVESTMENT CANADA ACT), the Canadian Competition Act (the CANADIAN COMPETITION ACT), EC Council Regulation 4064/89 (the EC ANTITRUST ACT), and such other filings as may be required by the antitrust or competition laws, rules or regulations of the United States, the European Union, Canada, France, Switzerland and any other applicable jurisdiction (such laws, rules and regulations together with the HSR Act, the EC Antitrust Act, the Canadian Competition Act and Investment Canada Act are referred to as the ANTITRUST
LAWS), (ii) under the United States Securities Exchange Act of 1934, as amended (the EXCHANGE ACT), the United States Securities Act of 1933, as amended (the SECURITIES ACT), local securities or "blue-sky" laws, takeover, company or securities laws, rules or regulations of the United States, Canada, Switzerland, France (including the regulations of the Conseil des Marches Financiers (CMF), the Commission des Operations de Bourse (COB), the ParisBourse-SBF (SBF)), the European Union and any other applicable jurisdiction (all such laws, rules and regulations, together with the Exchange Act and the Securities Act, are referred to as the SECURITIES LAWS), (iii) under any stock exchange rules or regulations in the United States, Canada, Switzerland, France, the European Union and any other applicable jurisdiction and (iv) to the French Ministere de l'Economie, des Finances et de l'Industrie under regulations for foreign investment in France, no notices, reports or other filings are required to be made by France with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by France from, any governmental or regulatory authority, agency, commission, body or other governmental entity (GOVERNMENTAL ENTITY), in connection with the execution and delivery of this Agreement by France and the consummation of the Combination, the French Exchange Offer and the other transactions contemplated by this Agreement to which France will be a party, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect or to prevent, materially delay or materially impair the ability of France to consummate the Combination.

(B) The execution, delivery and performance of this Agreement by France do not, and the consummation by France of the Combination and the other transactions contemplated hereby to which France will be a party will not (i) constitute or result in (I) a breach or violation of, or a default under, the articles of association or by-laws or the comparable governing instruments of France or any of its Material Subsidiaries, (II) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on or rights in respect of the assets of France or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (CONTRACTS) binding upon France or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which France or any of its Subsidiaries is subject or (III) any change in the rights or obligations of any party under any of the Contracts to which France or any of its Subsidiaries is a party or (ii) require the consent of any counterparty to any of the Contracts to which France or any of its Subsidiaries is a party, except, in the case of sub-clauses (II) and (III) of clause (i), for any breach, violation, default, acceleration, creation, change or, in the case of clause (ii), any consent that in each case would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect or prevent, materially delay or materially impair the ability of France to consummate the transactions contemplated by this Agreement to which it will be a party.

3.1.5 FRENCH REPORTS; FINANCIAL STATEMENTS. France has made available to each of Canada and Switzerland each annual report, registration statement, report, proxy statement or information statement prepared by it since December 31, 1998 (the AUDIT DATE), each in the form (including exhibits, annexes and any amendments thereto) filed with or provided to the COB or the United States Securities and Exchange Commission (SEC) (collectively, including any such reports filed subsequent to the date hereof and as amended, the FRENCH REPORTS). As of their respective dates (or, if amended, as of the date of such amendment), the French Reports were, and any French Reports filed with the COB or the SEC subsequent to the date hereof will be, true, complete and correct in all material respects and comply with applicable legal requirements. Each of the consolidated balance sheets included in or incorporated by reference into the French Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects the consolidated financial position of France and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the French Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and cash flows, as the case may be, of France and its Subsidiaries on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with the generally accepted accounting principles of France (FRENCH GAAP) or generally accepted accounting principles of the United States, as applicable, consistently applied during the periods involved, except as may be noted therein.

3.1.6 ABSENCE OF CERTAIN CHANGES. Except as fairly disclosed in the French Reports filed prior to the date of the Initial Combination Agreement and except as contemplated hereby, since the Audit Date and through the date of the Initial Combination Agreement, France and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of France and its Subsidiaries or any development or combination of developments of which the Executive Officers of France have knowledge that has had or would be, individually or in the aggregate, reasonably likely to have a France Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to the assets or property owned, leased or otherwise used by France or any of its Subsidiaries, whether or not covered by insurance, other than any damage, destruction or other casualty loss that would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of France or its Subsidiaries, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or made by a wholly owned Subsidiary of France; or (iv) any change by France in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the French Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by France or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans of France other than increases or amendments in the ordinary course of business consistent with past practice.

As used in this Agreement, the term (i) EXECUTIVE OFFICER means with respect to
France: its Chairman and Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Senior Vice President - Corporate Finance and their successors; Switzerland: its Chief Executive Officer, Chief Legal Officer, Executive Vice President - Corporate Development and their successors; and
Canada: Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and its Executive Vice President - Corporate Development and their successors and (ii) KNOWLEDGE with respect to a particular person shall mean such person's actual knowledge.

3.1.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the French Reports filed prior to the date of the Initial Combination Agreement, as of the date hereof there are no obligations or liabilities, including, in respect of obligations and liabilities disclosed in any French Report, any change in those obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which the Executive Officers of France have knowledge that would be reasonably likely to result in any claims against, or obligations or liabilities of, France or any of its Subsidiaries, except for those that would not be reasonably likely to have a France Material Adverse Effect or prevent or materially delay or materially impair the ability of France to consummate the transactions contemplated by this Agreement to which it will be a party.

As used in this agreement, (i) the term AFFILIATE means with respect to a specified person or entity, a person or entity which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person or entity specified; (ii) the term ENVIRONMENTAL LAW means any United States, French, Swiss, Canadian, European Union or other relevant jurisdiction's statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; and (iii) the term HAZARDOUS SUBSTANCE means: (A) any substance that is listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

3.1.8 COMPLIANCE WITH LAWS; PERMITS. Except as set forth in the French Reports filed prior to the date of the Initial Combination Agreement, the businesses of each of France and its Material Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, LAWS), except for violations or possible violations that would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect or prevent or materially delay or materially impair the ability of France to consummate the transactions contemplated by this Agreement to which it will be a party. Except as set forth in the French
Reports filed prior to the date of the Initial Combination Agreement, no investigation or review by any Governmental Entity with respect to France or any of its Subsidiaries is pending or, to the knowledge of the Executive Officers of France, threatened, nor has any Governmental Entity indicated to France an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect or prevent or materially delay or materially impair the ability of France to consummate the transactions contemplated by this Agreement to which it will be a party. To the knowledge of the Executive Officers of France, no material change is required in France's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, except those that, individually or in the aggregate, would not be reasonably likely to have a France Material Adverse Effect, and, as of the date hereof, France has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. France and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a France Material Adverse Effect or prevent or materially delay or materially impair the ability of France to consummate the transactions contemplated by this Agreement to which it will be a party.

3.1.9 TAX MATTERS; ACCOUNTING. (a) As of the date hereof, neither France nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of France have any knowledge of any fact or circumstance relating to France, that would be reasonably likely to prevent the business combination resulting from the consummation of both of the Exchange Offers from being accounted for as a "pooling-of-interests" under Canadian GAAP if, in the absence of such action, such accounting treatment of such business combination would not have been so prevented.

(b) As of the date hereof, neither France nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of France have any knowledge of any fact or circumstance relating to France, that would be reasonably likely to prevent the Exchange Offers contemplated by this Agreement from qualifying as tax-free transactions to Canada, France, Switzerland and the shareholders of Canada and to the shareholders of France and Switzerland who are resident for tax purposes in France, Switzerland and the United States (other than a corporation holding Swiss Shares with a value in excess of CFH 2 million) to the extent such shareholders exchange Swiss Shares and French Shares, respectively, for Canada Common Shares unless, in the absence of such action the Exchange Offers would have failed to so qualify.

3.1.10 BROKERS AND FINDERS. Neither France nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Combination or the other transactions contemplated in this Agreement, except that France has employed Credit Suisse First Boston Limited and Rothschilds et Cie as its financial advisors.

3.1.11 The formation and initial public offering of American National Can Group, Inc. (ANC) has been consummated in accordance with the description set forth in the registration statement, as declared effective by the SEC, pursuant to which the common stock of ANC was offered for sale.

3.1.12 KNOWLEDGE OF BREACHES. France does not have knowledge that any representation and warranty made by either Canada or Switzerland under this
Article 3 is not true and correct in any material respect.

3.2 REPRESENTATIONS AND WARRANTIES OF SWITZERLAND. Except as set forth in the disclosure letter dated the date of the Initial Combination Agreement, delivered to Canada and France by Switzerland (the SWITZERLAND DISCLOSURE LETTER), Switzerland hereby represents and warrants to Canada and France that:

3.2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Switzerland and its Material Subsidiaries has been duly organized and is validly existing as a corporation, and to the extent relevant under the applicable corporate law, under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such standing, except where the failure to be in good standing would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect. Switzerland has made available to Canada and France a complete and correct copy of Switzerland's articles of association and by-laws, or other comparable governing instruments each as amended to date. Switzerland's articles of association, by-laws and other comparable governing instruments as so made available are in full force and effect.

As used in this Agreement, the term (A) SWISS MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, properties, business or results of operations of the Switzerland Group except for any such effect resulting from any change in economic or business conditions generally, or with respect to the aluminum or packaging industries specifically and (B) SWITZERLAND GROUP means Switzerland, its Subsidiaries and its interests in associated entities taken as a whole (the terms "Subsidiary" and Switzerland Group" shall for purposes of this Agreement exclude any of the entities that are intended to be the subject of the Chemicals Division Demerger (as defined below)).

3.2.2 CAPITAL STRUCTURE. Switzerland has pursuant to its articles of association 6,286,126 Swiss Shares which are issued as well as a conditional capital for a maximum of 551,575 additional shares as of the close of business on August 6, 1999. As of August 6, 1999, up to a further 325,945 Swiss Shares would be issued under the conditional capital in connection with the exercise of conversion or option rights relating to the convertible bonds of Switzerland assuming the exercise of such rights. All issued Swiss Shares are validly issued, fully paid up and outstanding. Each of the outstanding shares of capital stock or other securities of each of Switzerland's Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except for directors' qualifying shares, and except as provided in the Swiss Reports filed prior to the date hereof, is owned by Switzerland or a direct or indirect wholly-owned Subsidiary of Switzerland, free and clear of any lien, pledge, security interest, claim or other encumbrance. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Switzerland or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person or entity a right to subscribe for or acquire, any securities of Switzerland or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the securities specified above, Switzerland does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Switzerland on any matter.

3.2.3 AUTHORITY RELATIVE TO THIS AGREEMENT AND APPROVAL. (A) Switzerland has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding agreement of Switzerland enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(B) The Switzerland Board of Directors has unanimously approved this Agreement, the Combination and the Swiss Exchange Offer and the other transactions contemplated hereby to which it would be a party and the recommendation to its shareholders to accept the Swiss Exchange Offer (regardless of whether or not the French Exchange Offer is consummated) and to approve the Chemicals Division Demerger and to adopt a clause in the Articles of Association of Switzerland whereby the Swiss tender offer rules requiring a mandatory bid shall not apply to the Swiss Exchange Offer (OPT-OUT).

3.2.4 GOVERNMENTAL FILINGS; NO VIOLATIONS. (A) Other than the filings, approvals and/or notices required to be made (i) under the Antitrust Laws, (ii) under the Securities Laws, (iii) under any stock exchange rules or regulations in the United States, Canada, Switzerland, France, the European Union and any other applicable jurisdiction and (iv) required to comply with statutes of Switzerland relating to the acquisition of land by foreigners, no notices, reports or other filings are required to be made by Switzerland with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Switzerland from any Governmental Entity, in connection with the execution and delivery of this Agreement by Switzerland and the consummation by Switzerland of the Combination, the Swiss Exchange Offer and the other transactions contemplated hereby to which Switzerland will be a party, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent, materially delay or materially impair the ability of Switzerland to consummate the Combination.

(B) The execution, delivery and performance of this Agreement by Switzerland do not, and the consummation by Switzerland of the Combination, the Swiss Exchange Offer and the other transactions contemplated hereby to which Switzerland will be a party will not (i) constitute or result in (I) a breach or violation of, or a default under, the articles of association or by-laws or the comparable governing instruments of Switzerland or any of its Subsidiaries, (II) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on or rights in respect of the assets of Switzerland or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Switzerland or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Switzerland or any of its Subsidiaries is subject or (III) any change in the rights or obligations of any party under any of the Contracts to which Switzerland or any of its Subsidiaries is a party, or (ii) require the consent of any counterparty to any of the Contracts to which Switzerland or any of its Subsidiaries is a party, except, in the case of sub-clause (II) or (III) of clause (i) above, for any breach, violation, default, acceleration, creation or change or, in the case of clause (ii) above any consent, that in each case would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent, materially delay or materially impair the ability of Switzerland to consummate the transactions contemplated by this Agreement to which it will be a party.

3.2.5 SWISS REPORTS; FINANCIAL STATEMENTS. Switzerland has made available to each of Canada and France each registration statement, proxy statement, annual report and information statement, and other documents provided by Switzerland to the Swiss Exchange (SWX) and prepared by it since the Audit Date, each in the form (including exhibits, annexes and any amendments thereto) provided to the SWX (collectively, including any such reports provided subsequent to the date hereof and as amended, the SWISS REPORTS). As of their respective dates, (or, if amended, as of the date of such amendment) the Swiss Reports were, and any Swiss Reports provided to the SWX subsequent to the date hereof will be true, complete and correct in all material respects and comply with applicable legal requirements. Each of the consolidated balance sheets included in or incorporated by reference into the Swiss Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Switzerland and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Switzerland Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and cash flows, as the case may be, of Switzerland and its Subsidiaries on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with International Accounting Standards consistently applied during the periods involved, except as may be noted therein.

3.2.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Swiss Reports provided to the SWX prior to the date of the Initial Combination Agreement and except as contemplated hereby, since the Audit Date and through the date of the Initial Combination Agreement, Switzerland and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Switzerland and its Subsidiaries or any development or combination of developments of which the Executive Officers of Switzerland have knowledge that has had or would be, individually or in the aggregate, reasonably likely to have a Swiss Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Switzerland or any of its Subsidiaries, whether or not covered by insurance, other than any damage, destruction or other casualty loss that would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Switzerland, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof, the Chemicals Division Demerger and other than dividends and distributions made by a wholly owned Subsidiary of Switzerland to Switzerland or a company that will be a wholly owned Subsidiary of Switzerland after the Chemicals Division Demerger; or (iv) any change by Switzerland in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Swiss Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by Switzerland or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans of Switzerland other than increases or amendments in the ordinary course of business consistent with past practice.

3.2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Swiss Reports provided to the SWX prior to the date of the Initial Combination Agreement, as of the date hereof there are no obligations or liabilities, including in respect of obligations and liabilities disclosed in any Swiss Report, any change in those obligations or liabilities whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which the Executive Officers of Switzerland have knowledge that would be reasonably likely to result in any claims against, or obligations or liabilities of, Switzerland or any of its Subsidiaries, except for those that would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent or materially delay or materially impair the ability of Switzerland to consummate the transactions contemplated by this Agreement to which it will be a party.

3.2.8 COMPLIANCE WITH LAWS; PERMITS. Except as set forth in the Swiss Reports provided to the SWX prior to the date of the Initial Combination Agreement, the businesses of each of Switzerland and its Material Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent or materially delay or materially impair the ability of Switzerland to consummate the transactions contemplated by this Agreement to which it will be a party. Except as set forth in the Swiss Reports provided to the SWX prior to the date of the Initial Combination Agreement, no investigation or review by any Governmental Entity with respect to Switzerland or any of its Subsidiaries is pending or, to the knowledge of the Executive Officers of Switzerland, threatened, nor has any Governmental Entity indicated to Switzerland an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent or materially delay or materially impair the ability of Switzerland to consummate the transactions contemplated by this Agreement to which it will be a party. To the knowledge of the Executive Officers of Switzerland, no material change is required in Switzerland's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, except those that, individually or in the aggregate, would not be reasonably likely to have a Swiss Material Adverse Effect, and, as of the date hereof, Switzerland has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Switzerland and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Swiss Material Adverse Effect or prevent or materially delay or materially impair the ability of Switzerland to consummate the transactions contemplated by this Agreement to which it will be a party.

3.2.9 TAX MATTERS; ACCOUNTING. (a) As of the date hereof, neither Switzerland nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of Switzerland have any knowledge of any fact or circumstance relating to Switzerland, that would be reasonably likely to prevent the business combination resulting from the consummation of both of the Exchange Offers from being accounted for as a "pooling-of-interests" under Canadian GAAP if, in the absence of such action, such accounting treatment of such business combination would not have been so prevented.

(b) As of the date hereof, neither Switzerland nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of Switzerland have any knowledge of any fact or circumstance relating to Switzerland, that would be reasonably likely to prevent the Exchange Offers contemplated by this Agreement from qualifying as tax-free transactions to Canada, France, Switzerland and the shareholders of Canada and to the shareholders of France or Switzerland who are resident for tax purposes in France, Switzerland and the United States (other than a corporation holding Swiss Shares with a value in excess of CHF 2 million) to the extent such shareholders exchange Swiss Shares and French Shares, respectively, for Canada Common Shares unless, in the absence of such action, the Exchange Offers would have failed to so qualify.

3.2.10 BROKERS AND FINDERS. Neither Switzerland nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Combination or the other transactions contemplated by this Agreement, except that Switzerland has employed Goldman Sachs International as its financial advisors.

3.2.11 KNOWLEDGE OF BREACHES. Switzerland does not have knowledge that any representation and warranty made by either Canada or France under this Article 3 is not true and correct in any material respect.

3.3 REPRESENTATIONS AND WARRANTIES OF CANADA. Except as set forth in the disclosure letter dated the date of the Initial Combination Agreement delivered to France and Switzerland by Canada (the CANADA DISCLOSURE LETTER), Canada hereby represents and warrants to France and Switzerland that:

3.3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Canada and its Subsidiaries has been duly organized and is validly existing as a corporation, and to the extent relevant under the applicable corporate law, under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such standing, except where the failure to be in good standing would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect (as defined below). Canada has made available to France and Switzerland a complete and correct copy of Canada's and its Material Subsidiaries' articles of incorporation and by-laws, or other comparable governing instruments each as amended to date. Canada's and its Material Subsidiaries' articles of incorporation, by-laws and other comparable governing instruments as so made available are in full force and effect.

As used in this Agreement, the term (A) CANADA MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, properties, business or results of operations of Canada and its Subsidiaries taken as a whole except for any such effect resulting from any change in economic or business conditions generally or with respect to the aluminum or packaging industries specifically and (B) CANADA GROUP means Canada and its Subsidiaries and its interests in associated entities taken as a whole.

3.3.2 CAPITAL STRUCTURE. The authorized capital stock of Canada consists of an unlimited number of Canada Common Shares, an unlimited number of shares of Preferred Stock, of which 217,647,557 Canada Common Shares, 4,200,000 shares of Series C Preferred Stock of Canada, 1,500,000 shares of Series C (1985) Preferred Stock of Canada and 3,000,000 shares of Series E Preferred Stock of Canada were outstanding as of the close of business on August 6, 1999. All of the outstanding Canada Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. Canada has no shares reserved for issuance, except that, as of August 6, 1999, there were 18,960,088 Canada Common Shares reserved for issuance pursuant to Canada's Executive Share Option Plan (the CANADA STOCK PLANS) and 524,934 Canada Common Shares reserved for issuance pursuant to Canada's dividend reinvestment plan and the Share Purchase Plan of Canada. Each of the outstanding shares of capital stock or other securities of each of Canada's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares and except as provided in the Canada Reports filed prior to the date hereof, is owned by Canada or a direct or indirect wholly-owned Subsidiary of Canada, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Canada or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person or entity a right to subscribe for or acquire, any securities of Canada or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Canada does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Canada on any matter.

3.3.3 AUTHORITY RELATIVE TO THIS AGREEMENT AND APPROVAL. (A) Canada has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement except for the approval of the issuance of Canada Common Shares to be issued pursuant to the Exchange Offers by a majority of the votes cast by the holders of Canada Common Shares (the REQUISITE VOTE) at a duly held meeting of the stockholders of Canada and except for the approval by two-thirds of the votes cast by the holders of Canada Common Shares of the exporting of Canada's incorporation to the extent required pursuant to Schedule 3. This Agreement is a legal, valid and binding agreement of Canada enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(B) The Canada Board of Directors has unanimously approved this Agreement, the Combination and the Exchange Offers and the other transactions contemplated hereby to which it will be a party and approved the recommendations to its shareholders to approve (i) the issuance of Canada Common Shares in connection with the French Exchange Offer (regardless of whether or not the Swiss Exchange Offer is consummated), (ii) the issuance of Canada Common Shares in connection with the Swiss Exchange Offer (regardless of whether or not the French Exchange Offer is consummated) and (iii) the exporting of Canada's incorporation, if required.

3.3.4 GOVERNMENTAL FILINGS; NO VIOLATIONS. (A) Other than the filings, approvals and/or notices required to be made (i) under the Antitrust Laws, (ii) under the Securities Laws, (iii) under any stock exchange rules or regulations in the United States, Canada, Switzerland, France, the European Union and any other applicable jurisdiction, (iv) with the French Ministere de l'Economie, des Finances et de l'Industrie under regulations for foreign investment in France, and (v) to comply with statutes of Switzerland relating to the acquisition of land by foreigners, no notices, reports or other filings are required to be made by Canada with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Canada from, any Governmental Entity in connection with the execution and delivery of this Agreement by Canada and the consummation by Canada of the Combination, the Exchange Offers and the other transactions contemplated hereby, to which Canada will be a party except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect or prevent, materially delay or materially impair the ability of Canada to consummate the Combination.

(B) The execution, delivery and performance of this Agreement by Canada do not, and the consummation by Canada of the Combination, the Exchange Offers and the other transactions contemplated hereby to which Canada will be a party will not (i) constitute or result in (I) a breach or violation of, or a default under the articles of incorporation or by-laws or the comparable governing instruments of Canada or any of its Subsidiaries, (II) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on or rights in respect of the assets of Canada or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Canada or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Canada or any of its Subsidiaries is subject or (III) any change in the rights or obligations of any party under any of the Contracts to which Canada or any of its Subsidiaries is a party or (ii) require the consent of any counterparty to any of the Contracts to which Canada or any of its Subsidiaries is a party, except, in the case of sub-clause (II) or (III) of clause (i) above, for any breach, violation, default, acceleration, creation or change or in the case of clause (ii) above, for any consent that in each case would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect or prevent, materially delay or materially impair the ability of Canada to consummate the transactions contemplated hereby to which it will be a party.

3.3.5 CANADA REPORTS; FINANCIAL STATEMENTS. Canada has made available to each of France and Switzerland each management information circular, registration statement, prospectus, report, annual information form, proxy statement or information statement prepared by it since the Audit Date, each in the form (including exhibits, annexes and any amendments thereto) filed with the Ontario Securities Commission (the OSC) and the SEC (collectively, including any such reports filed subsequent to the date hereof and as amended, the CANADA REPORTS). As of their respective dates, (or, if amended, as of the date of such amendment) the Canada Reports were, and any Canada Reports filed with the OSC or the SEC subsequent to the date hereof will be, true, complete and correct in all material respects and comply with all applicable legal requirements. Each of the consolidated balance sheets included in or incorporated by reference into the Canada Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Canada and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Canada Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and cash flows, as the case may be, of Canada and its Subsidiaries on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with Canadian GAAP consistently applied during the periods involved, except as may be noted therein.

3.3.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Canada Reports filed prior to the date of the Initial Combination Agreement and except as contemplated hereby, since the Audit Date and through the date of the Initial Combination Agreement, Canada and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Canada and its Subsidiaries or any development or combination of developments of which the Executive Officers of Canada have knowledge that has had or would be, individually or in aggregate, reasonably likely to have a Canada Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any assets or property owned, leased or otherwise used by Canada or any of its Subsidiaries, whether or not covered by insurance, other than any damage, destruction or other casualty loss that would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Canada, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or made by a wholly-owned Subsidiary of Canada; or (iv) any change by Canada in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Canada Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by Canada or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans of Canada other than increases or amendments in the ordinary course of business consistent with past practice.

3.3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Canada Reports filed prior to the date of the Initial Combination Agreement, as of the date hereof, there are no obligations or liabilities, including in respect of obligations and liabilities disclosed in any Canada Report, any change in those obligations or liabilities whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which the Executive Officers of Canada have knowledge that would be reasonably likely to result in any claims against, or obligations or liabilities of, Canada or any of its Subsidiaries, except for those that would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect or prevent or materially delay or materially impair the ability of Canada to consummate the transactions contemplated hereby to which it will be a party.

3.3.8 COMPLIANCE WITH LAWS; PERMITS. Except as set forth in the Canada Reports filed prior to the date of the Initial Combination Agreement, the businesses of each of Canada and its Material Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect or prevent or materially delay or materially impair the ability of Canada to consummate the transactions contemplated hereby to which it will be a party. Except as set forth in the Canada Reports filed prior to the date of the Initial Combination Agreement, no investigation or review by any Governmental Entity with respect to Canada or any of its Subsidiaries is pending or, to the knowledge of the Executive Officers of Canada, threatened, nor has any Governmental Entity indicated an intention to Canada to conduct the same, except for those the outcome of which would not be reasonably likely to have a Canada Material Adverse Effect or prevent or materially delay or materially impair the ability of Canada to consummate the transactions contemplated hereby to which it will be a party. To the knowledge of the Executive Officers of Canada, no material change is required in Canada's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, except those that, individually or in the aggregate, would not reasonably likely to have a Canada Material Adverse Effect, and, as of the date hereof, Canada has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Canada and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect or prevent or materially delay or materially impair the ability of Canada to consummate the transaction contemplated hereby to which it will be a party.

3.3.9 TAX MATTERS; ACCOUNTING. (a) As of the date hereof, neither Canada nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of Canada have any knowledge of any fact or circumstance relating to Canada, that would be reasonably likely to prevent the business combination resulting from the consummation of both of the Exchange Offers from being accounted for as a "pooling-of-interests" under Canadian GAAP if, in the absence of such action, such accounting treatment of such business combination would not have been so prevented.

(b) As of the date hereof, neither Canada nor any of its Subsidiaries has taken or agreed to take any action, nor do the Executive Officers of Canada have any knowledge of any fact or circumstance relating to Canada that would be reasonably likely to prevent the Exchange Offers contemplated by this Agreement from qualifying as tax-free transactions to Canada, France, Switzerland and the shareholders of Canada and to the shareholders of France and Switzerland who are residents for tax purposes in France, Switzerland or the United States (other than a corporation holding Swiss Shares with a value in excess of CFH 2 million) to the extent such shareholders exchange Swiss Shares and French Shares, respectively, for Canada Common Shares unless, in the absence of such action, the Exchange Offers would have failed to so qualify.

3.3.10 BROKERS AND FINDERS. Neither Canada nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Combination or the other transactions contemplated in this Agreement, except that Canada has employed Morgan Stanley Dean Witter as its financial advisors.

3.3.11 KNOWLEDGE OF BREACHES. Canada does not have knowledge that any representation and warranty made by either France or Switzerland under this
Article 3 is not true and correct in any material respect.

ARTICLE 4 - COVENANTS OF CANADA, FRANCE AND SWITZERLAND

4.1     COVENANTS BY EACH OF CANADA, FRANCE AND SWITZERLAND TO EACH OF THE
        OTHERS

4.1.1   The covenants provided in Articles 4.1.2, 4.1.3, 4.1.4, 4.1.5, 4.1.6,
4.1.8 and 4.1.9 shall be effective from the date hereof until the date on which,
(i) with respect to the France Group, Canada has taken up and paid for French Shares tendered under the French Exchange Offer, (ii) with respect to the Switzerland Group, Canada has taken up and paid for Swiss Shares tendered under the Swiss Exchange Offer, (iii) with respect to the Canada Group and its obligations to France, Canada has taken up and paid for French Shares tendered under the French Exchange Offer; provided that Article 4.1.5 shall continue to be effective until the persons (or their replacement designees) proposed by France to become directors of Canada as specified in Schedule 3 have been offered the opportunity, and all necessary actions have been taken by Canada to permit such persons, to become directors of Canada and (iv) with respect to the Canada Group and its obligations to Switzerland, Canada has taken up and paid for Swiss Shares tendered under the Swiss Exchange Offer; provided that Article
4.1.5 shall continue to be effective until the persons (or their replacement designees) proposed by Switzerland to become directors of Canada as specified in
Schedule 3 have been offered the opportunity, and all necessary actions have been taken by Canada to permit such persons, to become directors of Canada.

4.1.2 Each of Canada, France and Switzerland hereby covenants with the other Parties that it and its directors, officers, employees, agents and other representatives will:

(a) not, directly or indirectly, take any action to solicit, initiate, assist or encourage enquiries, submissions, proposals or offers from any other person, entity or group relating to it, and will not participate in any discussions or negotiations regarding, or furnish to any person, entity or group any information with respect to, or otherwise cooperate in any way or assist or participate in, or facilitate or encourage any effort or attempt with respect to:

        (i) the direct or indirect acquisition or disposition of all or any shares or any other securities of it or its subsidiaries; or

        (ii) any amalgamation, merger, sale of any substantial part of its or any of its subsidiaries' assets, take-over bid, share exchange, plan of arrangement, reorganization, joint venture, strategic alliance, substantial dividend or distribution out of the ordinary course of business, recapitalisation, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving it or a substantial part of its assets

(except to the extent it would not be precluded from entering into such a transaction under the terms of Article 4.1.5 and except for the Chemicals Division Demerger and except as otherwise specifically contemplated herein).

The foregoing undertaking shall not, however, to the extent required by applicable laws and regulations (including, without limitation, relevant fiduciary duties applicable to the Board of Directors), prevent any Party from entering into discussions with any third party which, not having been encouraged, enticed or otherwise solicited as aforesaid, makes a written proposal which constitutes an Alternative Transaction (as defined below). Notwithstanding the foregoing, no Party will provide information to any third party about any other Party. Furthermore no Party will provide any information to any third party about itself unless that third party enters into a confidentiality and standstill agreement on customary terms which also permits disclosure to the other Parties concerning the Alternative Transaction. Each of the Parties agrees that if it has not already done so, it will promptly request each third party, if any, that has executed a confidentiality agreement within the 12 months prior to the date hereof with such Party in connection with the third party's consideration of a proposal which if made would be reasonably likely to result in an Alternative Transaction to return or destroy all confidential information furnished to that third party by or on behalf of it or any of its Subsidiaries.

(b) inform the other Parties forthwith upon becoming aware of an Alternative Transaction or an unsolicited enquiry, submission, offer or proposal (however made) described in Article 4.1.2(a) above, including the identity of the person or entity who has made the proposal and, if an advisor, the identity of the principal and of any action taken by it pursuant to the last paragraph of
Article 4.1.2(a) and continue to keep each Party informed in relation thereto.

As used in this Agreement, ALTERNATIVE TRANSACTION means an offer or a proposal made to either France, Switzerland or Canada or some or all of such companies, as the case may be, in writing and duly authorised by the board of directors of the person or entity making the offer or proposal (i) to acquire by means of amalgamation, merger, purchase, exchange or otherwise all of the shares or all or substantially all of the assets of France, Switzerland or Canada, (ii) that would be a transaction substantially more favorable to the shareholders of such Party than the Combination, (iii) except in case of a transaction involving all or substantially all of the assets of a Party, that is available to all holders of shares in such Party and (iv) that is reasonably likely to be consummated taking into account all legal, financial and regulatory aspects of the proposal.

4.1.3 Notwithstanding the pre-agreement investigation of any of Canada, France and Switzerland, (each of which, together with its Subsidiaries shall for the purposes of this Agreement be referred to as the CORPORATION) conducted by or on behalf of another Party or the other two Parties, upon reasonable notice, and except as may otherwise be required by applicable law, each of Canada, France and Switzerland shall (and shall cause each of its Subsidiaries to) afford the other Corporations' officers, employees, counsel, accountants and other authorized representatives (REPRESENTATIVES) reasonable access, during normal business hours throughout the period prior to the consummation of the Combination, to its properties, books, contracts and records and, during such period, each shall furnish promptly to the other Corporation (if requested by such Corporation) all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Article 4.1.3 shall affect or be deemed to modify any representations and warranties made by any Corporation, and provided, further, that the foregoing shall not require any Corporation to permit any inspection, or to disclose any information, that in the reasonable judgment of such Corporation, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such Corporation shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure and that the foregoing shall not require the Corporation to violate any attorney-client privilege or violate any law relating to antitrust or the regulation of markets generally. All requests for information made pursuant to this Article 4.1.3 shall be directed to an Executive Officer of the Corporation, or such person as may be designated by any of the Executive Officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

4.1.4 Each of France, Switzerland and Canada shall notify forthwith both other Parties upon its Executive Officers becoming aware of any material breach of the representations and warranties given by it, and of any circumstance reasonably likely to result in the representations and warranties not being true and accurate in all material respects if repeated at any time during the currency of this Agreement (by reference to the facts and circumstances at that time), including reasonable details of the breach or circumstance and, if remediable, the means and time frame for anticipated remedy and the applicable Corporation agrees to, if remediable, use commercially reasonable efforts to remediate.

4.1.5 Except if specifically contemplated herein (including, without limitation, taking actions permitted under Article 4.1.2) or in the France Disclosure Letter, the Switzerland Disclosure Letter or the Canada Disclosure Letter, respectively, each Party agrees that it will not take any action, or refrain from taking any action, in the operation of its business that is reasonably likely to be inconsistent with the economic or business fundamentals of either of the Exchange Offers or materially hinder the consummation of either of the Exchange Offers. In furtherance thereof, France, Canada and Switzerland respectively agree (as to it and its Subsidiaries) that it shall not without the written consent of the other Parties (such consent not to be unreasonably withheld or delayed):

        (a) issue any shares or capital stock (or rights to acquire shares of capital stock) except pursuant to obligations in effect on the date of the Initial Combination Agreement, or pursuant to existing employee stock option or stock purchase plans in amounts and to the extent consistent with past practice;

        (b) repurchase or redeem any shares or capital stock or permit its Subsidiaries (other than wholly-owned subsidiaries) to repurchase or redeem any shares or capital stock (or rights to acquire shares or capital stock), except that each Party may repurchase, redeem or acquire shares in it in connection with its employee stock plans in amounts and to the extent consistent with past practice;

        (c) make any declaration, set aside a payment of, or pay any dividend or other distribution in respect of its capital stock or the capital stock of its Subsidiaries except (i) in the case of France, the declaration and the payment in cash by France (I) to the holders of French Shares of a dividend in an amount not exceeding the regular annual dividend, consistent with past practice (the amount of such dividend including the "precompte" tax and any other tax payable by France under French law in relation thereto being the INITIAL DIVIDEND AMOUNT) and (II) subject to the consummation of the French Exchange Offer and prior to the settlement and delivery of Canada Common Shares to be delivered pursuant to the French Exchange Offer, to the holders of France Shares of a dividend in an aggregate amount (this amount including the "precompte" tax or any other tax payable by France under French tax law in connection with such dividend) in respect of all the French Shares not exceeding the amount by which US$549,000,000 exceeds the Initial Dividend Amount, (ii) in the case of Canada, normal quarterly dividends consistent with past practice and (iii) dividends by a wholly owned Subsidiary of a Party to another wholly owned Subsidiary of that Party (provided in the case of Switzerland such other wholly owned Subsidiary will be a wholly owned Subsidiary of Switzerland after the Chemicals Division Demerger), or by a wholly owned Subsidiary of a Party to that Party;

        (d) amend or change its articles of association, bylaws or other comparable governing instruments;

        (e) make or commit for any capital expenditures exceeding an aggregate of US$ 100 million, in the case of the Canada Group, US$50 million, in the case of the France Group, and US$50 million, in the case of the Switzerland; except in all cases for capital expenditures in amounts not exceeding those provided in the existing group budgets for 1999 and 2000, as applicable, specifically disclosed to the other Parties prior to the date of the Initial Combination Agreement;

        (f) make any investments in assets (other than equipment, inventories and goods in the ordinary course of business) or shares exceeding an aggregate of US$500 million, in the case of the Canada Group, US$250 million, in the case of the France Group and US$250 million in the case of the Switzerland Group; provided, that prior to making any investment in an aggregate amount in excess of US$100 million, in the case of the Canada Group and US$50 million in the case of each of the France Group and the Switzerland Group, it shall notify the other Parties of such investments;

        (g) divest or sell any assets (other than equipment, inventories and goods in the ordinary course of business) or any shares, or rights to acquire any shares, in a Subsidiary or associated entity with a fair market value exceeding an aggregate of US$75 million, in the case of the Canada Group, US$50 million, in the case of the France Group, and US$50 million, in the case of the Switzerland Group; provided, that the Chemicals Division Demerger shall not be included in calculating such amount for the Switzerland Group;

        (h) make any material tax election or permit any of its Subsidiaries to do so; or

        (i) take any action, or permit any of its Subsidiaries to take any action, that would make any representation or warranty hereunder untrue in any material respect;

4.1.5.1 Each of France, Canada and Switzerland respectively represents and warrants that since the date of the Initial Combination Agreement and through the date hereof neither it nor its Subsidiaries has taken any action (or failed to take any action) that would have caused it to violate the provisions of
Article 4.1.5 if such Article had been in effect at such time.

4.1.5.2 Each of France, Canada and Switzerland agree that for purposes of calculating the amounts set forth in subarticles (e), (f) and (g) of Article
4.1.5 all transactions between the date of the Initial Combination Agreement and the date hereof shall be taken into account.

4.1.6 Each of France, Canada and Switzerland agrees that it shall and shall cause its Subsidiaries to co-operate with the other Parties and use commercially reasonable efforts to take, or cause to be taken, all actions required in connection with (i) the timely production and approval of documentation to be used in accordance with effecting the Combination, (ii) the making and obtaining of any governmental or regulatory filings or applications or consents required to achieve satisfaction as soon as practicable of each of the conditions set out in Schedule 2, (iii) the listing of the Canada Common Shares to be issued under each of the Exchange Offers on the New York Stock Exchange, The Toronto Stock Exchange, SBF, SWX and the London Stock Exchange, (iv) the making and conduct of the Exchange Offers, and (v) the consummation of each of the Exchange Offers, including approvals of anti-trust authorities, third parties, securities and stock exchange authorities and the Applicable Takeover Authorities; such actions to include also provision of information and, confirming accuracy and completeness of information provided by it; the public acceptance of responsibility for information about each Party by the directors of that Party and the provision of reports and comfort letters and opinions from the investment bank, auditors and legal advisers of each Party (where required in connection with an Exchange Offer, registration, listing or shareholder solicitation document) and in connection therewith:

        (a) Canada, France and Switzerland each agree, as to itself and its Subsidiaries, that all of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in each document to be used for the purposes of either of the Exchange Offers or for the purpose of seeking the approval of the shareholders of Canada to the issue of the New Canada Shares, including, without limitation, the Canadian take-over bid circular, Proxy Statement, S-4 Registration Statement, Schedule 14D-1, note d'information, the COB Filing, the CMF Filing, the Joint Prospectus for the French Exchange Offer, the TOB Filing and the prospectus for the Swiss Exchange Offer, as of the date such documents are first mailed to shareholders or declared effective or published, as applicable, will be true, correct and complete in all material respects, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

        (b) Canada, France and Switzerland each shall, upon request by any of the others, furnish the requesting Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with each document to be used for the purposes of either of the Exchange Offers or for the purpose of seeking the approval of the shareholders of Canada to the issue of the New Canada Shares, including, without limitation, the Proxy Statement, Canadian take-over bid circular, the S-4 Registration Statement, the CMF Filing, the COB Filing, the note d'information, the Joint Prospectus for the French Exchange Offer, the TOB Filing, the Schedule 14D-1 and the prospectus for the Swiss Exchange Offer or any other statement, filing, notice or application made by or on behalf of Canada, France or Switzerland or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Combination or either of the Exchange Offers or any other transaction contemplated by this Agreement; and

        (c) Canada, France and Switzerland each shall keep the others apprised of the status of matters relating to completion of the Combination and each of the Exchange Offers, including promptly furnishing the others with copies of notices or other communications received by or on behalf of France, Switzerland or Canada, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Combination and either of the Exchange Offers or any other transaction contemplated by this Agreement.

As used in this Agreement, APPLICABLE TAKEOVER AUTHORITY means, with respect to Switzerland, the relevant regulatory or stock exchange authorities in Switzerland regulating offers made for shares in public companies and, with respect to France, the relevant regulatory or stock exchange authorities in France and the relevant United States regulatory authority regulating offers made for shares in public companies.

4.1.7 Each of Canada, France and Switzerland agrees that neither it nor any of its Subsidiaries shall take or cause to be taken any action, whether before or after the consummation of either of the Exchange Offers, (a) that would prevent the business combination resulting from the consummation of both of the Exchange Offers from being accounted for as a "pooling of interests" under Canadian GAAP or (b) that would cause either of the Exchange Offers to fail to constitute a "tax-free" exchange of shares to the shareholders in France, Switzerland, and the United States, who are resident in those countries for tax purposes (other than a corporation holding Swiss shares with value in excess of CHF 2 million); provided that no Party shall be deemed to have breached the provisions of this
Article 4.1.7 (a) unless, in the absence of such action, the Combination would have been so prevented or an Exchange Offer would have so failed or (b) by reason of taking any action in furtherance of the transactions contemplated hereby.

4.1.8 Each Party agrees that except with the written consent of each of the other Parties (which consent shall not be withheld or delayed unreasonably) or except as required by applicable law or regulation, no Party shall make any announcement in any jurisdiction in any manner whatsoever with regard to the Combination or either of the Exchange Offers unless the information announced was previously disclosed in a substantially similar manner in a disclosure document filed by one of the Parties with respect to the transactions contemplated hereby.

4.1.9 Each of Canada, France and Switzerland agrees that it shall (i) provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable Antitrust Laws (GOVERNMENT ANTITRUST ENTITY) information and documents requested by any Government Antitrust Entity, which it is entitled to request under applicable law, or necessary, proper or advisable to permit consummation of each Exchange Offer and the Combination and the other transactions contemplated by this Agreement and shall use commercially reasonable efforts to obtain the consent or approval of any Government Antitrust Entity thereto and (ii) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of either of the Exchange Offers or the Combination in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Combination or the other transactions contemplated by this Agreement, commercially reasonable steps (including the appeal thereof or the posting of a bond) to vacate, modify or suspend such injunction or order so as to permit such consummation as expeditiously as possible. Any undertakings required to be given to secure any such regulatory consents or approvals or necessary in connection with clause (ii) of the preceding sentence shall be on a basis that is acceptable to each of the Parties, acting reasonably, and shall be consistent with the best commercial interests of all of the Parties, taken as a whole.

4.1.10 Canada covenants and agrees that the Proxy Statement shall provide the shareholders of Canada with the ability to separately approve the issuance of Canada Common Shares to be issued in the Swiss Exchange Offer and the issuance of Canada Common Shares to be issued in the French Exchange Offer.

ADDITIONAL COVENANTS BY FRANCE TO EACH OF THE OTHER PARTIES

4.2     France hereby covenants to Canada and Switzerland:

4.2.1 to use its commercially reasonable efforts to assist Canada and Switzerland to complete the Combination (including the making of the Exchange Offers and the acceptance of the French Exchange Offer by holders of French Shares) and to achieve timely satisfaction of each of the conditions set out in Part B of Schedule 2, including co-operating with Canada and Switzerland in making all requisite regulatory filings, and giving evidence in relation thereto, in providing information and in obtaining third party consents as necessary;

4.2.2 to provide, from time to time as Canada may reasonably request, a list indicating the aggregate issued share capital in France and changes to it from the immediately preceding list and of each registered holder of French Shares and of each registered holder of rights to acquire French Shares together with such other information relating to the identity of the holders of French Shares as it may have;

4.2.3 to use its commercially reasonable efforts to (i) (I) enable outstanding rights, other than employee options, to acquire French Shares granted by France to be exercised prior to consummation of the French Exchange Offer so that those French Shares can be tendered under the French Exchange Offer or to cause the holders of such rights to accept Canada Common Shares in place of French Shares,
(II) permit the exchange, through acceptance of the French Exchange Offer, of all French Shares held by employees of France through FCPE for Canada Common Shares (or, if the French Exchange Offer is consummated, rights to acquire Canada Common Shares using the same ratio as that on which French Ordinary Shares are acquired under the French Exchange Offer for a reasonable period of time following the expiry of the period of tax restriction that presently applies and encourage such exchange) and, (ii) to encourage holders of options to acquire French Shares granted by France to employees of France and its Subsidiaries to accept the offer to be made by Canada pursuant to Article 4.4.7; and

4.2.4 not to, and to procure that Pechiney Nederland N.V. does not, dispose of any of the 982,669 French Shares held by Pechiney Nederland N.V. and not to, and to procure that Pechiney Nederland N.V. does not, accept the French Exchange Offer in respect of such French Shares.

ADDITIONAL COVENANTS BY SWITZERLAND TO EACH OF THE OTHER PARTIES

4.3     Switzerland hereby covenants to France and Canada:

4.3.1 that subject to obtaining all necessary regulatory approvals/clearances and the approval of the holders of Swiss Shares, Switzerland shall cause its
(i) fine chemicals and specialities and (ii) its intermediaries and additives divisions as well as its energy business to be extracted from the Switzerland Group in accordance with the terms and conditions and with the effect described in Schedule 4 hereto (the CHEMICALS DIVISION DEMERGER) and that the Chemicals Division Demerger shall have occurred so as to obtain the benefit of the Swiss Tax Ruling (as defined in Schedule 4);

4.3.2 to (i) convene a shareholders meeting as soon as practicable, for the purpose of voting upon the approval of the Chemicals Division Demerger and (ii) to the extent permissible under applicable law, to recommend that shareholders approve the Chemicals Division Demerger;

4.3.3 to use its commercially reasonable efforts to assist Canada and France to complete successfully the Combination (including the making of the Exchange Offers and their acceptance by shareholders of France and Switzerland) and to achieve timely satisfaction of each of the conditions set out in Schedule 2 and of the conditions which will form part of the Swiss Exchange Offer, including co-operating with Canada and France in making all requisite regulatory filings, and giving evidence in relation thereto, providing information and in obtaining third party consents as necessary;

4.3.4 to provide, from time to time as Canada may reasonably request, a list indicating the aggregate issued share capital in Switzerland and changes to it from the immediately preceding list and of each registered holder of Swiss Shares and of each registered holder of rights to be issued Swiss Shares together with such other information relating to the identity of its shareholders that it may have;

4.3.5 to use its commercially reasonable efforts to enable rights, other than employee options, to acquire Swiss Shares granted by Switzerland to be exercised prior to the consummation of the Swiss Exchange Offer so that the Swiss Shares can be tendered under the Swiss Exchange Offer or to cause the holders of such shares to accept Canada Common Shares in place of Swiss Shares and to use commercially reasonable efforts to permit the exchange of all outstanding rights to acquire Swiss Shares granted by Switzerland for Canada Common Shares (or rights to acquire Canada Common shares) on terms that provide the holder with equivalent economic benefits;

4.3.6 if necessary, as soon as reasonably practicable after the date hereof, convene and hold a meeting of shareholders of Switzerland for the purpose of presenting to the shareholders of Switzerland a proposal, and, subject to applicable law, the positive recommendation of the Board of Directors of Switzerland to adopt a clause in the Articles of Association of Switzerland whereby the Swiss tender offer rules requiring a mandatory bid shall not apply to the Swiss Exchange Offer;

4.3.7 to use its commercially reasonable efforts to obtain on terms satisfactory to it all consents and authorizations necessary to complete the Chemicals Division Demerger; and

4.3.8 that it will not permit any adjustment to the conversion terms of the two convertible issues referred to in the Swiss Disclosure Letter to occur by reason of the completion of the Chemical Division Demerger such that more than 6,641,796 Swiss Shares will be outstanding assuming full conversion of such convertibles provided that if the number of Swiss Shares outstanding would exceed such amount, the exchange ratio for the Swiss Exchange Offer will be adjusted in Canada's favor to take account of such excess.

ADDITIONAL COVENANTS BY CANADA TO EACH OF THE OTHER PARTIES

4.4     Canada hereby covenants with France and Switzerland:

4.4.1 to use its best efforts to procure that the Canada Common Shares to be issued pursuant to the Exchange Offers are listed on the New York Stock Exchange, The Toronto Stock Exchange, the SWX, the SBF and the London Stock Exchange at the time of expiration of the conditions to the consummation of the applicable Exchange Offer, subject to official notice of issuance and freely transferable through the facilities of such exchanges under applicable law except by a holder of a sufficient number of shares to affect materially the control of Canada;

4.4.2 to duly convene a meeting of holders of Canada Common Shares (the STOCKHOLDERS MEETING) as promptly as practicable (but in no event later than 22 November 1999) to consider and vote upon the approval of the issuance of Canada Common Shares pursuant to each of the French Exchange Offer and the Swiss Exchange Offer;

4.4.3 to promptly prepare with the full participation and cooperation of France and Switzerland and as soon as practicable after the date hereof, mail to its shareholders a form of proxy together with a management information circular (which shall include the positive recommendation of the Board of Directors of Canada required hereby) for use in connection with obtaining such approval (the PROXY STATEMENT). Canada shall, on the date the Proxy Statement is first mailed to its shareholders, file the Proxy Statement with all applicable Canadian securities authorities;

4.4.4 to use its commercially reasonable efforts to assist the other Parties to complete the Combination (including the making of the Exchange Offers and their acceptance by shareholders of France and Switzerland) and to achieve timely satisfaction of each of the conditions set out in Schedule 2 and of the conditions which will form part of the Exchange Offers, including co-operating with the other Parties in making all requisite regulatory filings, and giving evidence in relation thereto, providing information and in obtaining third party consents as necessary;

4.4.5 to use commercially reasonable efforts to permit the exchange, through acceptance of the French Exchange Offer, of all of the French Shares held by France Group employees through FCPE for Canada Common Shares (or, if the French Exchange Offer is consummated, rights to acquire Canada Common Shares using the same ratio as that on which French Ordinary Shares are acquired under the French Exchange Offer for a reasonable period of time following the expiry of the period of tax restriction that presently applies);

4.4.6 to seek any relief necessary from the SEC to permit the France Exchange Offer to be conducted in the United States on a basis consistent with the conduct of the French Exchange Offer in France;

4.4.7 prior to the expiration of the French Exchange Offer to offer (such offer to be subject only to the conditions that the French Exchange Offer shall have become unconditional and shall have been consummated) to each employee or former employee of France and its Subsidiaries holding options to purchase French Shares, to exchange, if such employee exercises any of such options at any time, for each French Share issued to such employee pursuant to each such option exercised, forthwith after its issue, Canada Common Shares using the same ratio as that on which Ordinary Shares are acquired under the French Exchange Offer. The foregoing offer of this right will comply with all applicable laws, be open for acceptance for a period of approximately 25 trading days, will be on detailed terms to be established at the time, will state that Canada may not be prepared to exchange French Shares acquired pursuant to the options for Canada Common Shares except pursuant to this right, will contain an authority/attorney in favour of Canada or one of its officers to effect such exchange on the applicable employee's behalf and will contain appropriate provisions for adjustment of the foregoing exchange ratio to prevent dilution; and

4.4.8 to use commercially reasonable efforts while regularly reporting to and consulting with France and Switzerland to, as promptly as practicable, obtain private legislation in order to cause all requirements under the Canada Business Corporations Act with respect to "resident Canadians" on Canada's Board of Directors to be declared inoperative or otherwise altered so that those requirements do not apply to Canada.

ARTICLE 5 - INTENTIONALLY OMITTED

ARTICLE 6 - CORPORATE GOVERNANCE AND DIRECTORS AND OFFICERS INDEMNIFICATION.

6.1     CORPORATE GOVERNANCE

The Parties will take all actions that may be required to give effect to the matters set forth in Schedule 3, upon consummation of each of the Exchange Offers.

6.2     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

6.2.1 From and after the consummation of the Swiss Exchange Offer, with respect to the directors and officers of Switzerland and its Subsidiaries, and from and after the consummation of the French Exchange Offer, with respect to the directors and officers of France and its Subsidiaries, Canada agrees that it will indemnify and hold harmless each present and former director and officer of Switzerland and France and their respective Subsidiaries (the INDEMNIFIED PARTIES), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, COSTS) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the consummation of the relevant Exchange Offer, whether asserted or claimed prior to, at or after such consummation, to the fullest extent permitted by applicable law (and Canada shall also advance expenses as incurred). If such indemnity is not available with respect to any Indemnified Party, then Canada and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits (treating Canada in such case as if it were Switzerland or France).

6.2.2 Canada shall maintain each of France's and Switzerland's existing officers' and directors' liability insurance (each being D&O INSURANCE) for a period of six years after the consummation of the France Exchange Offer or the Swiss Exchange Offer, as the case may be; provided, however, that if the existing D&O Insurance expires, is terminated or canceled by the carrier during such six-year period, Canada will use its commercially reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period.

6.2.3 The provisions of Articles 6.2.1 and 6.2.2 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and each of France and Switzerland is executing this Agreement as trustee for the benefit of the Indemnified Parties and their heirs and their representatives.

6.3 After the persons proposed by Switzerland, as specified on Schedule 3 shall have become directors of Canada, Switzerland shall use reasonable commercial efforts to procure, and procure that the Board of Directors of Switzerland shall, subject to their fiduciary duties under applicable law, cooperate with the making of changes to the composition of the Board of Directors of Switzerland including, without limitation, promptly convening a meeting of the shareholders of Switzerland to vote on resolutions to appoint and remove directors of Switzerland.

ARTICLE 7 - TERMINATION FEES

7.1     PAYMENTS BY FRANCE

If (x) this Agreement is terminated with respect to France (a) by France pursuant to Article 8.3.1(d) or (b) by Canada pursuant to Article 8.2.2(d) or
(y) following the commencement of the French Exchange Offer Period, the Board of Directors of France as permitted by Article 1.2.1(v), withdraws or adversely modifies its recommendation that holders of French Shares tender their French Shares in the French Exchange Offer or recommends an Alternative Transaction to its shareholders, then France shall, prior to or concurrently with a termination referred to in Article 7.1(x)(a), within two days following a termination referred to in Article 7.1(x)(b) and within two days following taking the action referred to in Article 7.1(y), pay the Fee, in each such case to be divided equally between Canada and Switzerland, unless the Agreement shall have previously been terminated with respect to Switzerland, without obligation to make payment of any portion of the Fee, in which case Canada shall receive 100% of the Fee.

7.2     PAYMENTS BY SWITZERLAND

If (x) this Agreement is terminated with respect to Switzerland (a) by Canada pursuant to Article 8.2.1(d) or (b) by Switzerland pursuant to Article 8.4.1(d) or (y) following the commencement of the Swiss Exchange Offer, the Board of Directors of Switzerland (I) as permitted by Article 1.3.1(iv) withdraws or adversely modifies its recommendation that shareholders of Switzerland tender their Swiss Shares in the Swiss Exchange Offer or (II) recommends an Alternative Transaction to its shareholders, then Switzerland shall, prior to or concurrently with a termination referred to in
Article 7.2(x)(b), within two days following a termination referred to in
Article 7.2(x)(a) and within two days following taking the action referred to in
Article 7.2(y), pay the Fee, in each such case, to be divided equally between Canada and France, unless the Agreement shall have previously been terminated with respect to France, without obligation to make payment of any portion of the Fee, in which case, Canada shall receive 100% of the Fee.

7.3     PAYMENTS BY CANADA

If (x) this Agreement is terminated (a) by Canada pursuant to Article 8.2.3, (b) by France pursuant to Article 8.3.1(e) or (c) by Switzerland pursuant to Article 8.4.1(e) or (y) following the commencement of the Swiss Exchange Offer or the French Exchange Offer Period, the Board of Directors of Canada as permitted by
Article 1.4.3 withdraws or adversely modifies its recommendation that shareholders of Canada approve the issue of Canada Common Shares in connection with each of the Swiss Exchange Offer and the French Exchange Offer, then Canada shall, prior to or concurrently with a termination referred to in Article 7.3(a), within two days following a termination referred to in Articles 7.3(b) and (c) and within two days following taking the action referred to in Article 7.3(y), pay the Fee, in each such case, to be divided equally between Switzerland and France, unless the Agreement shall have previously been terminated with respect to (i) France, without obligation to make payment of any portion of the Fee, in which case Switzerland shall receive 100% of the Fee or
(ii) Switzerland, without obligation to make payment of any portion of the Fee, in which case France shall receive 100% of the Fee.

7.4     FEE

The aggregate fee payable hereunder by any Party shall be US$150,000,000 (the
FEE) until such time as this Agreement has been terminated with respect to one Party in which case the Fee shall be US$100,000,000 except with respect to any prior obligation, or obligation resulting from such termination, to pay the Fee and none of Canada, France or Switzerland shall be liable to pay more than that amount under this Article 7.

ARTICLE 8 - TERMINATION

8.1     TERMINATION BY CANADA, FRANCE AND SWITZERLAND

This Agreement may be terminated with respect to (i) Switzerland, whether before or after the commencement of the Swiss Exchange Offer, to the extent permitted under applicable law or stock exchange rule by the mutual written consent of each of Switzerland and Canada by action of their respective Boards of Directors or (ii) France, whether before or after commencement of the French Exchange Offer, to the extent permitted under applicable law or stock exchange rule by the mutual written consent of France and Canada by action of their respective Boards of Directors.

8.2     TERMINATION BY CANADA

8.2.1 Canada may terminate this Agreement, with respect to Switzerland, by written notice to the other Parties if prior to the commencement of the Swiss Exchange Offer:

        (a) any of the conditions set out in Part A of Schedule 2 has become incapable of satisfaction (including as a result of Canada's unwillingness to waive satisfaction of such condition where its consent to waiver is required); provided, that Canada shall have provided written notice of its intention to terminate pursuant to this Article 8.2.1(a) to the other Parties at least 10 days prior to termination (and in its notice of termination Canada shall specify the condition concerned); and, provided, further, that a condition waivable only by Switzerland shall not be deemed incapable of satisfaction for purposes of this Article 8.2.1(a);

        (b) Switzerland is in material breach of any of its material obligations set forth in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Canada to France and Switzerland;

        (c) the Swiss Exchange Offer shall not have been commenced by Canada by June 30, 2000;

        (d) the Board of Directors of Switzerland shall have withdrawn or adversely modified its recommendation that shareholders of Switzerland tender their Swiss Shares in the Swiss Exchange Offer other than pursuant to Article 1.3.1 (i), (ii) or (iii) or shall have recommended an Alternative Transaction to its shareholders; or

        (e) a Switzerland Material Adverse Effect shall have occurred after the date of this Agreement.

8.2.2 Canada shall be entitled to terminate the provisions of this Agreement with respect to France by written notice to the other Parties if, prior to the commencement of the French Exchange Offer Period:

        (a) any of the conditions set out in Part B of Schedule 2 has become incapable of satisfaction (including as a result of Canada's unwillingness to waive satisfaction of such condition where its consent to waiver is required); provided, that Canada shall have provided the written notice of its intention to terminate pursuant to this Article 8.2.2(a) to the other Parties at least 10 days prior to termination (and in its notice of termination Canada shall specify the condition concerned); and, provided, further, that a condition waivable only by France shall not be deemed incapable of satisfaction for purposes of this Article 8.2.2(a);

        (b) France is in material breach of any of its material obligations set forth in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Canada to France and Switzerland;

        (c) the French Exchange Offer Period shall not have commenced by June 30, 2000;

        (d) the Board of Directors of France shall have withdrawn or adversely modified its recommendation that shareholders of France tender their French

        Shares in the French Exchange Offer other than pursuant to Article 1.2.1
        (i), (ii), (iii) or (iv) or shall have recommended an Alternative Transaction to its shareholders; or

        (e) a France Material Adverse Effect shall have occurred after the date of this Agreement.

8.2.3 Canada shall be entitled to terminate this Agreement by written notice to the other Parties if, prior to the commencement of the later to be commenced of the Exchange Offers, Canada shall have provided written notice to the other Parties of its intention to enter into an agreement providing for an Alternative Transaction or its Board of Directors' shall have resolved to recommend an Alternative Transaction; provided, that Canada shall not be entitled to terminate this Agreement pursuant to this Article 8.2.3 if it is in breach of
Article 4.1.2; provided, further, that this Article 8.2.3 shall be effective only with respect to the provisions of this Agreement relating to France if the Swiss Exchange Offer shall have been commenced prior to the time of a termination pursuant to this Article 8.2.3 and, provided, further, that this
Article 8.2.3 shall be effective only with respect to the provisions of this Agreement relating to Switzerland if the French Exchange Offer Period shall have been commenced prior to the time of a termination pursuant to this Article 8.2.3.

8.2.4 Canada shall not be entitled to exercise any of its termination rights under Article 8.2.1 or 8.2.2 if at the time it seeks to exercise such rights it is in material breach hereunder. Notwithstanding any such breach, Canada shall be permitted to exercise its termination right specified in Article 8.2.2(c).

8.3     TERMINATION BY FRANCE

8.3.1 France shall be entitled to terminate the provisions of this Agreement with respect to itself, by written notice to the other Parties, if prior to the commencement of the French Exchange Offer Period:

        (a) any of the conditions set out in Part B of Schedule 2 has become incapable of satisfaction (including as a result of France's unwillingness to waive satisfaction of such condition where its consent to waiver is required) (and in its notice of termination France shall specify the condition concerned); provided, that France shall have provided the written notice to the other Parties of its intention to terminate pursuant to this Article 8.3.1(a) at least 10 days prior to termination; and, provided, further, that a condition waivable only by Canada shall not be deemed incapable of satisfaction for purpose of this
        Article 8.3.1(a);

        (b) Canada is in material breach of any of its material obligations set forth in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by France to Canada and Switzerland;

        (c) the French Exchange Offer Period shall not have commenced by June 30, 2000;

        (d) France shall have provided written notice to the other Parties of its intention to enter into an agreement providing for an Alternative Transaction or its Board of Directors shall have resolved to recommend an Alternative Transaction; provided, that France shall not be permitted to terminate this Agreement pursuant to this Article 8.3.1(d) if it is in breach of
       Article 4.1.2;

       (e) the Board of Directors of Canada shall have withdrawn or adversely modified its recommendation that the shareholders of Canada approve the issuance of Canada Common Shares pursuant to this Agreement for purposes of the French Exchange Offer other than pursuant to Article 1.4.1 or Canada shall have recommended an Alternative Transaction to its shareholders;

       (f) a Canada Material Adverse Effect shall have occurred after the date of the Agreement; or;

       (g) the Board of Directors of Canada shall have withdrawn or adversely modified its recommendation that the shareholders of Canada approve the exporting of Canada's incorporation as contemplated in Schedule 3.

8.3.2 Provided that Canada has not taken all necessary actions to permit the persons proposed by France, specified on Schedule 3 to become directors of Canada, prior to the consummation of the Swiss Exchange Offer, France shall be entitled to terminate the provisions of this Agreement with respect to Switzerland, by written notice to the other Parties if, prior to the commencement of the Swiss Exchange Offer any of the conditions set forth in Part A of Schedule 2 has become incapable of satisfaction (including as a result of France's unwillingness to waive satisfaction of such condition where its consent to waiver is required) provided, that France shall have provided the written notice of its intention to terminate pursuant to this Article 8.3.2 to the other Parties at least 10 days prior to termination (and in its notice of termination France shall specify the condition concerned); and, provided, further, that a condition waivable only by Switzerland or Canada (or both) shall not be deemed incapable of satisfaction for purposes of this Article 8.3.2.

8.3.3 France shall not be entitled to exercise any of its termination rights under this Article 8.3 if at the time it seeks to exercise such rights it is in material breach hereunder. Notwithstanding any such breach, France shall be entitled to exercise its termination right pursuant to Article 8.3.1(d), except as otherwise provided in Article 8.3.1(d), and its termination right pursuant to
Article 8.3.1(c).

8.4    TERMINATION BY SWITZERLAND

8.4.1 Switzerland shall be entitled to terminate this Agreement, with respect to itself, by written notice to the other Parties, if prior to the commencement of the Swiss Exchange Offer:

       (a) any of the conditions set out in Part A of Schedule 2 has become incapable of satisfaction (including as a result of Switzerland's unwillingness to waive satisfaction of such condition where its consent to waiver is required); provided, that Switzerland shall have provided the written notice to the other Parties of its intention to terminate pursuant to this Article 8.4.1(a) at least 10 days prior to termination (and in its notice of termination Switzerland shall specify the condition concerned); and, provided, further, that a condition waivable only by Canada shall not be deemed incapable of satisfaction for purposes of this Article 8.4.1(a);

        (b) Canada is in material breach of any of its material obligations set forth in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Switzerland to Canada and France;

        (c) the Swiss Exchange Offer shall not have been commenced by Canada by June 30, 2000;

        (d) Switzerland shall have provided written notice to the other Parties of its intention to enter into an agreement providing for an Alternative Transaction or its Board of Directors shall have resolved to recommend an Alternative Transaction; provided, that Switzerland shall not be permitted to terminate this Agreement pursuant to this Article 8.4.1(d) if it is in breach of Article 4.1.2;

        (e) the Board of Directors of Canada shall have withdrawn or adversely modified its recommendation that the shareholders of Canada approve the issuance of Canada Common Shares pursuant to this Agreement for purposes of the Swiss Exchange Offer other than pursuant to Article
        1.4.2 or Canada shall have recommended an Alternative Transaction to its shareholders;

        (f) a Canada Material Adverse Effect shall have occurred after the date of this Agreement; or

        (g) the Board of Directors of Canada shall have withdrawn or adversely modified its recommendation that the shareholders of Canada approve the exporting of Canada's incorporation as contemplated by
        Schedule 3.

8.4.2 Provided that Canada has not taken all necessary actions to permit the persons proposed by Switzerland and specified on Schedule 3 to become Directors of Canada, prior to the commencement of the French Exchange Offer Period, Switzerland shall be entitled to terminate the provisions of this Agreement with respect to France by written notice to the other Parties if, prior to the commencement of the French Exchange Offer Period any of the conditions set forth in Part B of Schedule 2 has become incapable of satisfaction (including as a result of Switzerland's unwillingness to waive satisfaction of such condition where its consent to waiver is required); provided, that Switzerland shall have provided the written notice to the other Parties of its intention to terminate pursuant to this Article 8.4.2 at least 10 days prior to termination (and in its notice of termination Switzerland shall specify the condition concerned); and, provided, further, that a condition waivable only by Canada or France (or both) shall not be deemed incapable of satisfaction for purposes of this
Article 8.4.2.

8.4.3 Switzerland shall not be entitled to exercise any of its termination rights under this Article 8.4 if at the time it seeks to exercise such rights it is in material breach hereunder. Notwithstanding any such breach, Switzerland shall be entitled to exercise its termination right pursuant to
Article 8.4.1(d), except as otherwise provided in Article 8.4.1(d), and its termination right pursuant to Article 8.4.1(c).

8.5     TERMINATION WITHOUT NOTICE

8.5.1 The provisions of this Agreement with respect to Switzerland shall terminate automatically, if (i) the Swiss Exchange Offer shall have expired without the purchase of Swiss Shares thereunder following any required or permitted extensions of the Swiss Exchange Offer or (ii) prior to the commencement of the Swiss Exchange Offer the shareholders of Canada shall have failed to approve the issuance of Canada Common Shares pursuant to the Swiss Exchange Offer by the Requisite Vote at a meeting duly held for that purpose.

8.5.2 The provisions of this Agreement with respect to France shall terminate automatically, if (i) the French Exchange Offer shall have expired without the purchase of French Shares thereunder following any required or permitted extensions of the French Exchange Offer or (ii) prior to the commencement of the French Exchange Offer the shareholders of Canada shall have failed to approve the issuance of Canada Common Shares pursuant to the French Exchange Offer by the Requisite Vote at a meeting duly held for that purpose.

8.6     EFFECT OF TERMINATION PROVISIONS

8.6.1 If this Agreement is terminated under this Article 8 solely with respect to France then (except in relation to obligations under the Surviving Provisions, which shall survive termination) this Agreement shall terminate and be of no further force or effect as between (i) Canada and Switzerland on the one hand and (ii) France on the other hand, and Canada and Switzerland, on the one hand, shall have no further obligations to France on the other and France shall have no further rights or obligations hereunder in each case other than with respect to breaches by any Party prior to such termination. As between Canada and Switzerland, this Agreement, after such termination, shall continue as an agreement between the two of them pursuant to which Canada agreed to make the Swiss Exchange Offer and this Agreement shall be construed and take effect as if France had never been a party to this Agreement and Canada had never been obligated to make the French Exchange Offer.

8.6.2 If this Agreement is terminated under this Article 8 solely with respect to Switzerland then (except in relation to obligations under the Surviving Provisions, which shall survive termination) this Agreement shall terminate and be of no further force or effect as between (i) Canada and France on the one hand and (ii) Switzerland on the other hand, and Canada and France, on the one hand, shall have no further obligations to Switzerland on the other and Switzerland shall have no further rights or obligations hereunder in each case other than with respect to breaches by any Party prior to such termination. As between Canada and France, this Agreement, after such termination, shall continue as an agreement between the two of them pursuant to which Canada agreed to make the French Exchange Offer, and this Agreement shall be construed and take effect as if Switzerland had never been a party to this Agreement and Canada had never been obligated to make the Swiss Exchange Offer.

8.7 In the event this Agreement is terminated with respect to all of the Parties under this Article 8, then this Agreement (except in relation to obligations under the Surviving Provisions, which shall survive termination) shall become void and of no effect.

8.8 Termination hereunder shall not relieve any Party from liability arising under this Agreement prior to termination and shall not affect the other Party's right subsequently to claim damages or other compensation under applicable law for any such breach arising before termination, including under Article 7.

8.9 In this Agreement the SURVIVING PROVISIONS means Article 7, the provisions of the Confidentiality Agreement, Article 9, Article 8.8 and Article 8.9, which shall all survive termination.

ARTICLE 9 - GENERAL

9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties shall not, in the case of France, survive the consummation of the French Exchange Offer and, in the case of Switzerland, the consummation of the Swiss Exchange Offer. The representations and warranties shall not, in the case of Canada, with respect to France, survive the consummation of the French Exchange Offer and, with respect to Switzerland, survive the consummation of the Swiss Exchange Offer. No investigations made by or on behalf of any Party hereunder or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the Corporation in or pursuant to this Agreement, provided that no Party may rely on any representation or warranty which it knew was untrue at the time it was given. The covenants made hereunder shall survive in accordance with the terms of this Agreement.

9.2 ASSIGNMENT. This Agreement shall not be assignable by any Party hereto without the consent of the other Parties by operation of law or otherwise.

9.3     TIMING.  Time shall be of the essence in this Agreement.

9.4 NO PARTNERSHIP OR AGENCY. Nothing in this Agreement (or any of the arrangements contemplated by it) shall be deemed to constitute a partnership between the Parties nor, save as may be expressly set out in it, constitute any Party the agent of another Party for any purpose.

9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England without regard to its conflict of laws principles.

9.6 SETTLEMENT OF DISPUTES. Any dispute arising out of or in connection with this Agreement shall be subject to the jurisdiction of the English courts, to which each Party hereby submits for such purpose, and each will, if necessary, appoint an agent for service of process in England.

9.7 ENTIRE AGREEMENT. This Agreement, the France Disclosure Letter, the Switzerland Disclosure Letter and the Canada Disclosure Letter, the letter from Canada to Switzerland dated the date of the Initial Combination Agreement, the Schedules hereto, the letter delivered by Canada to Switzerland and France dated August 11, 1999, together with the confidentiality agreement dated June 21, 1999 between Canada, Switzerland and France (the CONFIDENTIALITY AGREEMENT), constitute the entire agreement and understanding between and among the Parties hereto with respect to the subject matter hereof and supersedes any prior agreement (including the MOU and the

Initial Combination Agreement), representation or understanding with respect thereto other than any rights arising from any breaches of the Initial Combination Agreement dated August 11, 1999 between Canada and Switzerland. Each party hereto agrees that, except for representations and warranties expressly contained in this Agreement (including the Schedules hereto), none of Canada, France and Switzerland makes any other representations or warranties, and each hereby disclaims any other representations or warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

9.8 SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS. Each of the Parties recognises and acknowledges that this Agreement is an integral part of the Exchange Offers, that Canada would not make the Exchange Offers, and that the other Parties would not agree to facilitate the Exchange Offers, unless this Agreement was executed, and accordingly acknowledges and agrees that a breach by a Party of any warranties, covenants or other commitments contained in this Agreement will cause any of the other Parties to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the Parties agrees that in the event of any such breach, the aggrieved Party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the Parties further agree to waive, to the extent permitted by applicable law any requirement for the securing or posting of any bond or giving an undertaking in damages in connection with the obtaining of any such injunctive or other equitable relief.

9.9 INFORMATION. Notwithstanding anything to the contrary herein including, without limitation, the obligations of cooperation and participation undertaken by the Parties in respect of the Exchange Offers, each Party shall be responsible for the accuracy and completeness, to relevant prospectus standards, only of the information with respect to it specifically agreed by it in writing to be included in specific documents in the context of the Exchange Offers (including the documents to be sent to shareholders of Canada in connection with the issuance of Canada Common Shares pursuant to the Exchange Offers), and, in relation to the pro forma presentation of information in connection with the Exchange Offers, including the documents to be sent to shareholders of Canada in connection with the issuance of Canada Common Shares pursuant to the Exchange Offers, of all information and disclosure about and provided by it which underlies that pro forma presentation. The Parties also will be jointly responsible for the accuracy and completeness of information and disclosure about the Combination (including information regarding the adjustments underlying the pro forma presentation as well as the pro forma results of such adjustments); provided, that with respect to information and disclosure that relates solely to a transaction between either Canada and Switzerland or Canada and France, only those Parties to which such information and disclosure relates shall be jointly responsible for the accuracy and completeness of such information and disclosure. A statement to the foregoing effect shall be included in all relevant disclosure documents.

9.10 NOTICES. Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered (by mail or by facsimile), in the case of:

                                  Switzerland

               Feldeggstrasse 4,
               PO Box
               CH 8034 Zurich.
               Attention:  Chief Legal Officer
               fax:  (   )  +411 386-2273
               (with a copy to Scott D. Miller
               Sullivan & Cromwell,
               St. Olave's House
               9a Ironmonger Lane
               London, England
               EC2V 8EY
               fax: +44171 710 6565)

                                     France

               Pechiney,
               7, place du Chancelier Adenauer,
               75116 Paris, France
               Attention:  Antoine Bied-Charreton
               fax:  +33 (0)1 56 28 33 06
               (with a copy to Didier Martin
               Bredin Prat et Associes
               130, rue du Faubourg Saint-Honore
               75008 Paris, France
               fax:  +33 (0)1 42 89 10 73)

                                     Canada

               Alcan Aluminium Limited,
               1188 Sherbrooke Street West,
               Montreal, Quebec
               H3A 3G2, Canada
               Attention:  David McAusland, Chief Legal Officer
               fax:  (514) 848-1341
               (with a copy to Gavin Darlington
               Freshfields
               69 Boulevard Haussmann
               Paris, France 75008
               Fax:  +33 (0)1 4456 4400)

or to such other address or facsimile number as the relevant Party may from time to time advise by notice in writing given pursuant to this Article. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or telecopy (if during normal business hours or, if not, the next business day).

9.11 EXPENSES. Each of the Parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed, prepared or filed pursuant hereto or any other costs and expenses whatsoever and howsoever incurred.

9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission.

9.13 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties hereto.

9.14 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all commercially reasonable efforts to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

     IN WITNESS WHEREOF, the undersigned have each executed and delivered this agreement as of the date first above written.


ALCAN ALUMINIUM LIMITED


By: /s/ Jacques Bougie
    ----------------------

PECHINEY


By: /s/ Jean-Pierre Rodier
    ----------------------

ALUSUISSE LONZA GROUP AG


By: /s/ Sergio Marchionne
    ----------------------

                                   SCHEDULE 1

                      DETAILS OF THE SWISS EXCHANGE OFFER

Offeror: Canada, following satisfaction or due waiver of the conditions to the commencement of the Swiss Exchange Offer.

Shares to be offered for:      all of the Swiss shares with all rights attached
                               thereto except rights arising from the Chemicals
                               Division Demerger.

Jurisdictions in which the     Switzerland and such further jurisdictions as are
Offer will be made:            agreed to by Canada and Switzerland (such
                               agreement not to be unreasonably withheld or the delayed).

Offer Consideration:           Canada Common Shares at the rate of 20.6291
                               Canada Common Shares for each Swiss Share (the
                               CANADA SWISS OFFER SHARES).

Fractions:                     Fractions of Canada Common Shares will not be
                               issued. Instead, Canada will make arrangements on reasonable terms for Canada Common Shares representing fractional entitlements to be aggregated and sold on the market and the net proceeds of sale (converted at the spot rate of exchange into Swiss francs) to be distributed amongst the persons entitled thereto or such other procedure agreed to by Switzerland and Canada to equitably compensate holders of Swiss
                               Shares for fractional share interests in Canada
                               Common Shares.

Offer Conditions:              The Swiss Exchange Offer shall become
                               unconditional if at the end of the Swiss Exchange
                               Offer Acceptance Period the following conditions shall have been satisfied or duly waived:

                               (i) the approval, at a general shareholders' meeting of Canada, of the issue of Canada Common Shares to be issued as consideration pursuant to the Swiss Exchange Offer (which condition may be waived by Canada, without prejudice to any other rights Switzerland may have hereunder);

                               (ii) at the end of the applicable Swiss Exchange Offer Acceptance Period, Canada having received valid acceptances (which have not been withdrawn) in respect of more than 67 per cent of the total number of Swiss Shares calculated on a fully diluted basis as of the end of such Swiss Exchange Offer Acceptance Period (the SWISS MINIMUM CONDITION);

                               (iii) the Chemicals Division Demerger having been completed;


                                      1-1

                         (iv) The European Commission having adopted a decision under Articles 6(1)(b) or 8(2) of Council Regulation No 4064/89/EEC clearing the Swiss Exchange Offer (the SWISS EC CLEARANCE); and

                         (v) The Swiss Competition Commission having adopted a decision clearing the Swiss Exchange Offer, if and to the extent required.

Swiss Exchange Offer     Excluding the initial period of 10 trading days when
Acceptance Period:       shares cannot be tendered in relation to which a waiver
                         will be sought:

                         (i) the Swiss Exchange Offer will be open for acceptance for 20 trading days. Canada shall have the right to extend the Swiss Exchange Offer on one or more occasions for a total duration of 40 trading days and shall be obliged to so extend upon the request of Switzerland; and

                         (ii) there will be no further extension of the period during which the Swiss Exchange Offer is open for acceptance unless it is required by the Applicable Takeover Authority, including to permit satisfaction of conditions (the SWISS EXCHANGE OFFER ACCEPTANCE PERIOD).

Swiss Exchange Offer     the Swiss Exchange Offer Acceptance Period plus:
Period:

                         (i) whatever time is required thereafter to establish that all the conditions to the Swiss Exchange Offer have been satisfied, or that the Swiss Exchange Offer has failed; and

                         (ii) if all the conditions to the Swiss Exchange Offer are satisfied so that it becomes unconditional, a further period of 10 trading days to permit additional acceptances only.

Announcement of          As soon as practicable after the end of the Swiss
acceptance level:        Exchange Offer Acceptance Period in accordance with
                         Swiss regulations.

Amendment or waiver:     (a) Without the prior written consent of Switzerland,
                         Canada shall not decrease the Canada Swiss Offer Shares or make any other change in the terms or conditions of the Swiss Exchange Offers adverse to the holders of Swiss Shares, except to implement the provisions set forth below under the caption, "Adjustments to Prevent
                         Dilution".


                                      1-2

                         (b) Without the prior written consent of Switzerland, Canada shall not decrease the number of Swiss Shares being sought in the Swiss Exchange Offer, change the form of consideration proposed to be paid in the Swiss Exchange Offer or change the Swiss Minimum Condition.

                         (c) Without the prior written consent of Switzerland any waiver or purported waiver by Canada of the Swiss Minimum Condition shall not be deemed effective.

Adjustments to Prevent   In the event that (A) Switzerland changes the number of
Dilution:                (i) Swiss Shares or (ii) securities convertible or
                         exchangeable into or exercisable for Swiss Shares, or
                         (B) Canada changes the number of (i) Canada Common
                         Shares or (ii) securities convertible or exchangeable into or exercisable for Canada Common Shares, issued and outstanding prior to the time at which the exchange of Canada Common Shares for Swiss Shares occurs as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Canada Swiss Offer Shares shall be equitably adjusted;
                         but for the avoidance of doubt no such adjustment shall be required as a result of the Chemicals Division
                         Demerger.

Governing law of         Swiss law for governance of the conduct of the Swiss
Swiss Exchange Offer:    Exchange Offer in Switzerland and other laws as
                         appropriate for other jurisdictions.

                                      1-3

                      DETAILS OF THE FRENCH EXCHANGE OFFER

Offeror: Canada, following satisfaction or due waiver of the conditions to the commencement of the French Exchange Offer Period.

Shares to be offered for:             all of the French Shares, with all rights
                                      attached thereto, other than rights
                                      relating to the dividend contemplated in
                                      Article 4.1.5(c)(i)(II).

Jurisdiction in which the Offer       The United States and France and such
will be made:                         further jurisdictions as are agreed to by
                                      France and Canada (such agreement shall
                                      not be unreasonably withheld or delayed).

Offer consideration:                  Canada Common Shares at the rate of (i)
                                      1.7816 Canada Common Shares for each
                                      French Ordinary Share, (ii) 1.9598 Canada
                                      Common Shares for each French Preferred
                                      Share and (iii) 0.8908 of a Canada Common
                                      Share for each ADR (the CANADA FRENCH
                                      OFFER SHARES).

Fractions:                            Fractions of Canada Common Shares will
                                      not be issued. Instead, Canada will make arrangements on reasonable terms for
                                      Canada Common Shares representing
                                      fractional entitlements to be aggregated and sold on the market and the net proceeds of sale (converted at the spot rate of exchange into French francs) to be distributed amongst the persons entitled thereto.

Offer condition:                      At the end of the French Exchange Offer
                                      acceptance period, Canada having received valid acceptances (which have not been withdrawn) in respect of French Shares which carry more than 67% of the total voting rights calculated on a fully diluted basis at the end of the French
                                      Exchange Offer Acceptance Period (the
                                      FRENCH MINIMUM CONDITION). This condition may be waived only upon agreement of France and Canada.

French Exchange Offer                 The normal period for a public offer in
Acceptance Period:                    France (25 trading days) during which
                                      acceptance may be made, subject to:

                                      (i) any extension of such period
                                      permitted by the Applicable Takeover
                                      Authority and agreed by Canada and
                                      France; and

                                      (ii) any extension of such
                                      period required by the Applicable
                                      Takeover Authority.

                                      1-4

French Exchange Offer Period:         the period commencing with the filing of
                                      the formal French Exchange Offer
                                      documentation with the Applicable
                                      Takeover Authorities followed by the
                                      French Exchange Offer Acceptance Period
                                      (the FRENCH EXCHANGE OFFER PERIOD) then
                                      followed by such period as is required to establish that the condition to the French Exchange Offer has been satisfied or that the French Exchange Offer has failed.

Right of Withdrawal                   minimum required by applicable law.
of acceptances:


Announcement of acceptance            as soon as possible after the end of the
level:                                French Exchange Offer Acceptance Period.

Amendment, Waiver:                    (a) Without the prior written consent of
                                      France, Canada shall not decrease the
                                      Canada French Offer Shares or make any
                                      other change in the terms or conditions
                                      of the French Exchange Offer which is
                                      adverse to the holders of French Shares, except to implement the provisions below under the caption "Adjustments to Prevent
                                      Dilution".

                                      (b) Without the prior written consent of France, Canada shall not decrease the number of French Shares being sought in the French Exchange Offer, change the form of consideration proposed to be paid in the French Exchange Offer or change the French Minimum Condition.

                                      (c) Without the prior written consent of France, any waiver or purported waiver by Canada of the French Minimum Condition shall not be deemed effective.

                                      (d) Canada shall be entitled, during the French Exchange Offer Period and in accordance with and subject to the provisions of the second paragraph of
                                      Article 5-2-9 of the General Regulation of the CMF, to withdraw the French Exchange Offer if France takes immediate and definitive steps that would result in "a modification of sa consistence" for the purposes of that Article to alter its substance and which would also constitute a breach of Article 4.1.5 of this Agreement.

Adjustments to Prevent Dilution:      In the event that (A) France changes the
                                      number of (i) French Shares or (ii)
                                      securities convertible or exchangeable
                                      into or exercisable for French Shares, or
                                      (B) Canada changes the number of (i)
                                      Canada Common Shares or (ii) securities
                                      convertible or exchangeable into or
                                      exercisable for Canada Common Shares,
                                      issued and outstanding prior to the time at which the exchange of Canada Common
                                      Shares for French Shares occurs as a
                                      result of a


                                      1-5
                                      reclassification, stock split (including a reverse split), stock dividend or distribution, re-capitalisation, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Canada French Offer Shares shall be equitably adjusted.

Governing law for French              French law for governance of the conduct
Exchange Offer:                       of the French Exchange Offer in France and
                                      other laws as appropriate for other
                                      jurisdictions.

                                      1-6

                                   SCHEDULE 2

                                     PART A

CONDITIONS TO BE SATISFIED OR WAIVED BEFORE THE MAKING OF THE SWISS EXCHANGE
OFFER

1. The Canada Common Shares issuable to the shareholders of Switzerland pursuant to the Combination shall have been authorized for listing on the New York Stock Exchange and The Toronto Stock Exchange upon official notice of issuance, PROVIDED, HOWEVER, that this condition may be waived only by Switzerland.

2. The representations and warranties of Canada set forth in this Agreement shall be true and correct in all material respects as if made on and as of the date on which the last of the conditions set forth in paragraphs 2, 9 and 10 of this Part A of Schedule 2 shall be satisfied or waived (the SWISS OFFER CONDITION SATISFACTION DATE) (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case it need be true and correct only as of such date); PROVIDED, HOWEVER, that this condition may be waived only by Switzerland.

3. The representations and warranties of Switzerland set forth in this Agreement shall be true and correct in all material respects as if made on and as of the Swiss Offer Condition Satisfaction Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case it shall need be true and correct only as of such date); PROVIDED, HOWEVER, that this condition may be waived only by Canada.

4. Canada shall have performed in all material respects all obligations that are required to be performed by it under this Agreement prior to the commencement of the Swiss Exchange Offer; PROVIDED, HOWEVER, that this condition may be waived only by Switzerland.

5. Switzerland shall have performed in all material respects all obligations that are required to be performed by it under this Agreement prior to the commencement of the Swiss Exchange Offer; PROVIDED, HOWEVER, that this condition may be waived only by Canada.

6. There shall have occurred no Canada Material Adverse Effect since the date of the Agreement; PROVIDED, HOWEVER, that this condition may be waived only by Switzerland.

7. There shall have occurred no Swiss Material Adverse Effect since the date of the Agreement; PROVIDED, HOWEVER, that this condition may be waived only by Canada.

8. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule,


                                      2-1
     regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Swiss Exchange Offer or the Combination; PROVIDED; that this condition may be waived only by agreement of both Canada and Switzerland.

9. The waiting period applicable to the consummation of the Swiss Exchange Offer under the HSR Act and the Competition Canada Act shall have expired or been earlier terminated and all notices, reports and other filings required to be made prior to the acquisition by Canada of Swiss Shares under the terms of the Swiss Exchange Offer, by Switzerland and Canada or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the acquisition by Canada of Swiss Shares under the terms of the Swiss Exchange Offer by Switzerland and Canada or any of their respective Subsidiaries (including consents and authorizations under the Investment Canada Act, but excluding the Swiss EC Clearance and any clearance under the Swiss Competition Act) from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Swiss Exchange Offer by Switzerland and Canada shall have been made or obtained (as the case may be), except those that the failure to make or to obtain would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect on the assumption that Switzerland is a wholly owned subsidiary of Canada and considering Switzerland and Canada taken as a whole; PROVIDED, that this condition may be waived only by agreement of both Canada and Switzerland.

10. The opt-out shall have become effective. This condition may only be waived by Canada.


                                      2-2

                                     PART B

CONDITIONS TO BE SATISFIED OR WAIVED BEFORE THE MAKING OF THE FRENCH EXCHANGE OFFER

1. The issuance of Canada Common Shares in connection with the French Exchange Offer shall have been duly approved by holders of shares of Canada Common Shares constituting the Requisite Vote; PROVIDED, HOWEVER, this condition may be waived only by agreement of both Canada and France.

2. The Canada Common Shares issuable to the holders of French Shares pursuant to the Combination shall have been authorised for listing on the New York Stock Exchange and The Toronto Stock Exchange upon official notice of issuance; PROVIDED, HOWEVER, that this condition may be waived only by France.

3. The representations and warranties of Canada set forth in this Agreement shall be true and correct in all material respects as if made on the date on which the last of the conditions set forth in paragraphs 1, 2, 11 and 12 of this Part B of Schedule 2 shall be satisfied or waived (the FRENCH OFFER CONDITION SATISFACTION DATE) (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case it need be true and correct only as of such date), PROVIDED, HOWEVER, that this condition may be waived only by France.

4. The representations and warranties of France set forth in this Agreement shall be true and correct in all material respects as if made on and as of the French Offer Condition Satisfaction Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case it need be true and correct only as of such date); PROVIDED, HOWEVER, that this condition may be waived only by Canada.

5. Canada shall have performed in all material respects all obligations that are required to be performed by it under this Agreement prior to the commencement of the French Exchange Offer Period; PROVIDED, HOWEVER, that this condition may be waived only by France.

6. France shall have performed in all material respects all obligations that are required to be performed by it under this Agreement prior to the commencement of the French Exchange Offer Period; PROVIDED, HOWEVER, that this condition may be waived only by Canada.

7. There shall have occurred no Canada Material Adverse Effect since the date of the Agreement; PROVIDED; HOWEVER, that this condition may be waived only by France.

8. There shall have occurred no France Material Adverse Effect since the date of the Agreement; PROVIDED; HOWEVER, that this condition may be waived only by Canada.

9. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule,


                                      2-3
    regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the French Exchange Offer or the Combination; PROVIDED, HOWEVER, this condition may be waived only by agreement of both Canada and France.

10. The waiting period applicable to the consummation of the French
    Exchange Offer under the HSR Act and the Canadian Competition Act shall have expired or been earlier terminated and the European Commission has adopted a decision under Articles 6(1)(b) or 8(2) of Council Regulation No. 4064/89/EEC clearing the French Exchange Offer and all notices, reports and other filings required to be made prior to the acquisition by Canada of French Shares under the terms of the French Exchange Offer by France, Switzerland and Canada or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the acquisition by Canada of French Shares under the terms of the French Exchange Offer by France, Switzerland and Canada or any of their respective Subsidiaries (including consents and authorizations under the Investment Canada Act) from, any Governmental Entity (but excluding the CMF and the COB) in connection with the execution and delivery of this Agreement and the consummation of the Combination, the Exchange Offers and the other transactions contemplated hereby by France, Switzerland and Canada shall have been made or obtained (as the case may be), except those that the failure to make or to obtain would not, individually or in the aggregate, be reasonably likely to have a Canada Material Adverse Effect (on the assumption that France is a wholly owned Subsidiary of Canada and considering France and Canada as a whole); PROVIDED, HOWEVER, this condition may be waived only by agreement of both Canada and France.

11. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

12. Unless this Agreement has been terminated with respect to Switzerland, the Chemicals Division Demerger shall have been completed; PROVIDED, HOWEVER, that this condition may be waived only by France.


                                      2-4

                                   SCHEDULE 3

RESIDENCY MATTERS:       (a)  The CANADA BUSINESS CORPORATION ACT (the "CBCA")
                              provides that, except as provided in paragraph (b) below, a majority of the directors of a corporation incorporated under the CBCA must be resident Canadians (the "Majority Canadian
                              Resident Requirements"). If the Majority Canadian
                              Resident Requirements apply, the CBCA also provides that the majority of the members of each committee of the board of directors of a corporation incorporated under the CBCA must be resident Canadians.

                         (b) The CBCA also provides that not more than one-third of the directors of a holding corporation need be resident Canadians if the holding corporation earns in Canada directly or through its subsidiaries less than 5% of the gross revenues of the holding corporation and all of its subsidiary bodies corporate as shown in the most recent financial statements of the holding corporation and its subsidiary bodies corporate as at the end of the last completed financial year of the holding corporation (the "Holding Corporation Test").

                         (c) Based on financial information with respect to Canada, France and Switzerland, Canada expects to meet the Holding Corporation Test during the year ending December 31, 2000 in circumstances where:
                              (i) only the French Exchange Offer is completed;
                              (ii) only the Swiss Exchange Offer is completed; or (iii) both the French Exchange Offer and the Swiss Exchange Offer are completed.

                         (d) Canada is seeking a legislative amendment to the CBCA which would reduce the number of Canadian residents required on the board of directors of a corporation incorporated under the CBCA. Any amendment to the CBCA that provides that not more than one-quarter of the directors of corporation incorporated under the

                                      3-1

                              CBCA must be resident Canadians is referred to in this Schedule as the "Legislative Amendment".

                         (e) If: (i) either or both of the French Exchange Offer and the Swiss Exchange Offer is completed;
                              (ii) a majority of the directors of Canada to be appointed in accordance with this Schedule 3 will not be resident Canadians; (iii) the Legislative Amendment has not been obtained and either (x) the Board of Directors has not determined at the time that each of the French Exchange Offer and the Swiss Exchange Offer is completed that Canada will satisfy the Holding Corporation Test during 2000 or (y) the Board of Directors has not determined at the end of the third quarter of 2000 that Canada will satisfy the Holding Corporation Test during 2001, Canada will immediately seek shareholder approval (supported by a positive recommendation of the board of directors of Canada) authorizing all matters in respect of which shareholder approval is required to effect the export of Canada's incorporation to another jurisdiction in Canada in which there are no requirements with respect to resident Canadians on the Board of Directors and the committees thereof and authorizing the Board of Directors to take the steps necessary and desirable to give effect thereto. Canada will take all steps necessary to effect the export as soon as practicable following receipt of shareholder approval.

                         (f) If: (i) either or both of the French Exchange Offer and the Swiss Exchange Offer is completed; and (ii) the Legislative Amendment has not been obtained on or before December 31, 2000 (whether or not a majority of the directors of Canada are resident Canadians and whether or not the board of directors of Canada determines that Canada will satisfy the Holding Corporation Test during 2001), Canada will seek shareholder approval (supported by a positive recommendation of the board of directors of Canada) at its annual meeting of shareholders in 2001 to authorize all matters in respect of which shareholder approval is required to effect the export of Canada's incorporation to another jurisdiction in Canada in which there are no requirements with respect to resident Canadians on the Board of

                                      3-2

                              Directors and the committees thereof and authorizing the Board of Directors to take the steps necessary and desirable to give effect thereto. Canada will take all steps necessary to effect the export as soon as practicable following receipt of shareholder approval.

                         (g) If the Legislative Amendment is obtained: (i) prior to the date of the meeting of shareholders described in paragraph (e) or (f) above, the export resolution may be withdrawn and not voted on by the shareholders; or (ii) following the date that shareholder approval is obtained pursuant to paragraph (e) or (f) above, but prior to the effective date of the export, the export need not be effected.

BOARD OF DIRECTORS:

Number of Directors:     12, if both of the Exchange Offers are completed.

Composition:             (a)  (i)   If either of the Exchange Offers is
                                    completed, the Board of Directors will
                                    include the following four nominees of
                                    Canada:

                                    John Evans
                                    Jacques Bougie
                                    Travis Engen
                                    Guy Saint-Pierre

                              (ii) If the France Exchange Offer is completed, the Board of Directors will include the following four nominees of France:
                                    Etienne Davignon
                                    Jean Pierre Rodier
                                    Jean-Francois Dehecq
                                    Yves Mansion

                              (iii) If the Swiss Exchange Offer is completed,
                                    the Board of Directors will include the
                                    following four nominees of Switzerland:

                                    Martin Ebner
                                    Rupert Gasser



                                    3-3

                                    Sergio Marchionne
                                    Willi H. Kerth

                         (b)  (i)   If the Swiss Exchange Offer is completed
                                    before the France Exchange Offer, the
                                    nominees of Canada will appoint an
                                    additional nominee to the Board of Directors and Canada and Sergio Marchionne will take the requisite steps such that Mr. Marchionne will qualify as soon as practicable as a resident Canadian for purposes of the CBCA so that there will be an aggregate of five nominees for Canada and four nominees for Switzerland.

                              (ii) If the France Exchange Offer is subsequently completed, such additional nominee of Canada will resign.

                              (iii) If the Combination Agreement has been
                                    terminated with respect to France, the
                                    nominees of each of Canada and Switzerland to the Board of Directors each shall be entitled to appoint an additional nominee to the Board of Directors so that there will be an aggregate of six nominees of Canada and five nominees of Switzerland.

                         (c) If the France Exchange Offer is completed before the Swiss Exchange Offer, then the nominees of Canada will appoint two additional nominees and the nominees of France will appoint one additional nominee, which additional nominees will resign from the Board of Directors if the Swiss Exchange Offer is subsequently completed.

Non-Executive Chair:     The Board of Directors will have a non-executive Chair
                         who will be appointed by the Board annually on consideration of the recommendation of the Governance
                         Committee. The initial Chair will be John Evans.

Committees:              The Board of Directors will have such committees as it
                         determines, provided that it will at all times have Audit, Governance and Human Resources and Compensation


                                      3-4

                         Committees, which initially will consist of an equal number of persons nominated by each of Canada and the other Parties in respect of which an Exchange Offer is completed. These nominees will be the following individuals:

                         Audit - Guy Saint-Pierre (Canada), Yves Mansion (chair) (France) and Sergio Marchionne (Switzerland); Governance - John Evans (chair) (Canada), Etienne Davignon (France) and Martin Ebner (Switzerland); Human Resources and Compensation - Travis Engen (Canada), Jean-Francois Dehecq (France) and Sergio Marchionne (chair) (Switzerland).

                         The Governance Committee will be chaired by the nominee of Canada and, if the Swiss Exchange Offer is completed, the Human Resources and Compensation Committee will be chaired by the nominee of Switzerland and, if the France Exchange Offer is completed, the Audit Committee will be chaired by the nominee of France. If only one of the Exchange Offers is completed, the vacant chair will be an individual agreed by Canada and the Party in respect of which an Exchange Offer was completed.

                         So long as the Majority Canadian Resident Requirements are applicable to Canada's Board of Directors and so require, each of the committees of the Board of Directors will be expanded to include that number of additional members who are resident Canadians and who are approved by the Board of Directors sufficient to result in a majority of the members of the committee being resident Canadians.

Meetings:                At least half of the meetings of the Board of
                         Directors will be held outside of Canada to foster communications and relationships with the global constituencies of Canada.

SENIOR OFFICERS:         It is intended that the CEO will be Jacques Bougie and
                         that the President and COO will be Jean Pierre Rodier.
                         It is also intended that Mr. Bougie will retire after approximately two years, when the successful integration of the three companies has been completed.
                         It is intended that Mr. Rodier succeed Mr. Bougie as CEO.

PRINCIPAL OFFICES:       The legal headquarters will be located at Montreal,
                         Canada.


                                      3-5

                         Additionally, the office of the CEO will be in New York. There will be regional headquarters in Europe.




                                      3-6

                            SCHEDULE 4 - BASIC TERMS

                       OF THE CHEMICALS DIVISION DEMERGER

1.   BASIC TRANSACTION

     Prior to the launch of the Switzerland Exchange Offer, Switzerland intends to transfer its Chemical and Energy businesses ("Butterfly Business" or the "Business") into a separate legal structure and to demerge the Business to Switzerland's shareholders. The holding company to be formed for the Business is referred to as "Butterfly AG", and the demerger transaction as the "Butterfly Demerger" or the "Demerger".

     The Butterfly Business is to be spun off free of any net debt on a combined basis as of July 1, 1999. If any such net debt is determined to have existed on such date, a corresponding amount of cash or cash equivalents will be transferred by Switzerland to Butterfly.

     The Butterfly Demerger will be made pursuant to an agreement to be entered into between Switzerland and Butterfly AG (the "Separation Agreement"). The Separation Agreement will reflect in all material respects the general principles set forth below.

2.   DEFINITION OF THE BUTTERFLY BUSINESS

     The Butterfly Business, as a fully operational and autonomous business, will include (i) the chemicals business of Switzerland (Switzerland's fine chemicals and specialities and its intermediaries and additives divisions) and the (ii) the energy business of Switzerland, as currently conducted primarily by the entities listed in ANNEX I (the "Butterfly Companies"). The Butterfly Business will include all of the assets and liabilities of whatever kind which are attached to, or which relate primarily to the Butterfly Business. For the avoidance of doubt, all assets and liabilities of the Butterfly Companies are included in the Butterfly Business unless specifically excluded herein. Switzerland believes that, except for the assets and liabilities identified on ANNEX II, virtually all of the assets and liabilities of the Butterfly Business are held through the Butterfly Companies.

     An unaudited pro-forma combined balance sheet (the "Combined Balance Sheet") of Butterfly as of December 31, 1998 (the "Pro Forma Accounting Date") is attached as ANNEX III. In order to support the determination of net debt, Butterfly

                                      4-1
     will confirm to Switzerland that the Butterfly Business has been operated in the ordinary course since December 31, 1998.

     Furthermore, the Business will include:

     a) U.S.$234 million in cash; provided that if the France Exchange Offer is not duly completed by Canada the calculation amount to be included shall be reduced to US$67 million through an adjustment to the net debt in paragraph 6;

     b) subject to the provisions of the Agreement, all liabilities and obligations relating to, or caused by, the Butterfly Business, it being understood that Butterfly Group shall, as of the Separation Effective Date, not have net debt (to be calculated in accordance with paragraph 6); and

     All employees working essentially full time for the Butterfly Business, plus certain individuals employed in central headquarters or other common divisions or entities needed for the efficient operation of Butterfly and not required for the operation of Switzerland will to the extent not already employees of a Butterfly Company become employees of Butterfly.

3.   SEPARATION OF THE BUTTERFLY BUSINESS

     Switzerland will use commercially reasonable efforts to transfer the Business to Butterfly as soon as practicable (the "Separation Date"). For accounting and tax purposes and as between the parties the transfer is intended to have been made to the extent possible under applicable law with effect as of July 1, 1999 (hereinafter the "Separation Effective Date").

     a) Switzerland will transfer the entire Butterfly Business to Butterfly AG or to any of the Butterfly Companies directly or indirectly owned by Butterfly AG by way of (i) capital contributions or (ii) purchase and sale agreements to the extent possible and reasonable under applicable tax laws. In return, Switzerland will initially be entitled to shares of Butterfly (the "Consideration Shares") and/or certain loans against Butterfly (hereinafter the "Loans") (the allocation between Consideration Shares and Loans will be made in the manner that in Switzerland's judgment is most tax efficient to both parties in the aggregate in the context of the Butterfly Demerger).

     b) Butterfly AG will assume the liabilities and obligations related thereto attached to the Butterfly Business. Butterfly will use reasonable efforts to cause third parties to approve the assumption by Butterfly or a designee of Butterfly of, and to release or discharge Switzerland from, any liabilities to the extent necessary to fulfil this term. If any third party does not provide any necessary release or discharge, arrangements will be made which would allow such obligations to be assumed by, or otherwise economically transferred to Butterfly, at no greater costs to Switzerland than it would have incurred had

                                      4-2
         the third party approved the assumption immediately.

    c) Except as otherwise specifically agreed, Butterfly will be responsible from the Separation Effective Date for the terms and conditions of employment of the employees of central headquarters or other common divisions or entities who have become employees of Butterfly as of the Separation Date; Switzerland will be responsible for all claims relating to the employment of such employees arising prior to the Separation Effective Date. Baldi to check boiler-plate wording and propose modifications To the extent that the employment of such employees is terminated prior to the Separation Date, other than in contemplation of the Demerger, Switzerland will be responsible for any claims related to such termination. To the extent that the employment of such employees is terminated on or after the Separation Date, Butterfly will be responsible for any claims related to such termination.

    d) As a general matter, joint pension funds or pension provisions will be split in proportion to the respective projected benefit obligations to the employees remaining with Switzerland (or funds controlled by Switzerland), and the projected benefit obligations to the employees covered or to be covered by Butterfly. Notwithstanding the foregoing, if the split of any such pension funds or provisions is governed by mandatory local rules, such pension funds or pension provisions will be split according to such mandatory local rules but adjustments will be made to the extent practicable in order that, on an aggregate basis, the principles provided for in the previous sentence are given effect.

    e) If a legal transfer of an asset of the Butterfly Business or of shares in a Butterfly Company cannot be effected on the Separation Date as of the Separation Effective Date, Switzerland will to the extent possible transfer beneficial ownership or otherwise agree a solution which best approximates the situation that would have existed had the legal transfer occurred with the same financial effect as if it had been transferred on the Separation Effective Date.

    f) It is intended that the Butterfly Business will be a fully operational and autonomous business and not have to rely on services, assets or other facilities of Switzerland; however, Switzerland and Butterfly will enter into commercially reasonable cooperation and service agreements under which each will provide necessary transitional services to the other. It is expected that such services will generally be provided for a customary arm's length fee or, if such customary fee cannot be ascertained, at costs plus a 5% margin. The energy supply agreements between Switzerland and Butterfly will continue for their agreed duration in accordance with their terms.


                                      4-3

4.   RESTRUCTURING OF BUTTERFLY

     In order to create the Butterfly Group, Switzerland will complete an internal restructuring which will create a separate legal structure, with Butterfly AG as the holding company for the Butterfly Group.

     The internal restructuring described below (the "Internal Restructuring") will comprise the following key steps (subject to amendment by Switzerland if necessary or advisable for a more efficient restructuring process):

     1. French, Benelux and German subsidiaries of the Butterfly Business will be acquired by A-L Europe BV.

     2. U.K. subsidiaries in the Butterfly Business will be reorganized under a new UK intermediate holding company held by a new Dutch intermediate holding company (Dutchco)

     3.   French, Dutch and German companies will be contributed to Dutchco.

     4.   Dutchco will be distributed to Switzerland.

     5. Switzerland will form a Jersey subsidiary to acquire the Singapore Group in the Butterfly Business.

     6. US Butterfly Business subsidiaries will be reorganized under two intermediate holding companies.

     7. Brazilian sales office in the Butterfly Business will be acquired by new Brazilian subsidiary.

     8. Remaining minority (0.0001%) interest in French subsidiary of Switzerland business will be sold to an Switzerland group company.

     9. All top tier subsidiaries of Switzerland in the Butterfly Business will be transferred to Butterfly in exchange for shares and capital contribution.

     10.  Butterfly and Switzerland enter into Separation Agreement.

     As part of the Internal Restructuring, certain of steps 1-9 above (or comparable steps in any amended structure) may result in income, capital gains, transfer or other taxes to Butterfly and/or Switzerland. These taxes are expected largely to be offset, directly or indirectly, by tax losses available to either Butterfly or Switzerland. To the extent that any such steps result in taxes payable by Switzerland or a Switzerland subsidiary (i.e. by entities that are not part of the Butterfly Business), Butterfly will indemnify the Switzerland company that is


                                      4-4
     subject to that tax, except to the extent that such tax liability may be offset by a tax loss carryforward or other tax credit available to Switzerland or any subsidiary of Switzerland at the Separation Date. Notwithstanding this, Butterfly will be responsible for any such taxes only if and to the extent that Switzerland or any subsidiary of Switzerland has paid an aggregate amount in cash of $20 million resulting from the Internal Restructuring. For purposes of the foregoing indemnity, the operations and transactions contemplated by paragraphs 5 and 6 below shall be deemed to form part of the Internal Restructuring (except to the extent that such taxes results from actions or inaction referred to in 8).

     Following the Internal Restructuring, the Butterfly Group will be organized substantially as set out in ANNEX IV (subject to amendment by Switzerland if necessary or advisable for a more efficient restructuring process)

5.   DEMERGER

     A)   PRINCIPLE

          It is intended that Butterfly AG will be spun off to the Switzerland shareholders on the basis described below and in accordance with the Swiss Tax Ruling (as defined below), as soon as reasonably practicable (hereafter "the Demerger Date")

     B)   STRUCTURE

          Switzerland will demerge Butterfly AG and thus the Butterfly Business to Switzerland's shareholders by a rights offering structure. This structure involves the following steps:

          - Butterfly AG will increase its share capital by issuing a maximum of 6,616,796 shares with a nominal value of CHF 10 each, whereby Switzerland will not exercise its pre-emptive rights and whereby a syndicate of banks (the "Underwriters") will underwrite the new shares and pay the nominal value of the underwritten shares to Butterfly AG;

          - Rights to purchase newly issued Butterfly shares from the Underwriters will be allocated to the shareholders of Switzerland who will receive one right per Switzerland share, each such right (a "Right") giving its holder an option to purchase on a given date (the "Payment Date") one Butterfly share from the Underwriters for CHF 10 per Butterfly share.

          - Switzerland shareholders may either exercise the Rights allocated to them or sell such Rights during a limited period of time prior to the last date the Rights can be exercised;


                                      4-5

          - shares of Butterfly AG as to which the rights have not been exercised or as to which no payment occurs on the Payment Date will be sold back by the underwriters to Butterfly at CHF 10 per share;

     C)   TRANSFER OF CONSIDERATION SHARES AND LOANS

          Switzerland will transfer the Consideration Shares and the Loans to Butterfly AG against consideration. The consideration to be paid to Switzerland for the Consideration Shares and for the Loans will be deemed to constitute a financial debt owed by Butterfly to Switzerland for purposes of the net debt calculation. Alternatively, if the Parties so agree, and if such action enables Switzerland to retain the benefit of the Swiss Tax Ruling referred to in paragraph 8 below and does not affect the calculation of net debt under paragraph 6 Switzerland will sell the Consideration Shares at market value and transfer the proceeds of the sale to Butterfly.

     D) Each Party shall be responsible for the accuracy and completeness, to relevant prospectus standards, of the information with respect to it included in any disclosure documents related to the Butterfly Demerger and the listing of the Butterfly shares.

6.   DEBT FREE STATUS OF BUTTERFLY AND CASH EQUALIZATION

     The Butterfly Business is intended to be effectively debt free as of the Separation Effective Date. Therefore, if Butterfly has net debt (as described below) as of the Separation Effective Date, Butterfly shall receive from Switzerland an amount in cash or cash equivalents within a short time after the net debt statement described below is finalized in an amount designed to put Butterfly in the situation in which it would have been had the Butterfly Business been transferred free of net debt as of the Separation Effective Date. In order to achieve this, the following provisions will apply (eliminating any duplication).

          (a) As soon as is practicable after the Separation Date, Butterfly will prepare a statement determining "net debt" for the Butterfly Business which will be prepared under international accounting standards (IAS) applied on a basis consistent with (A) those used in the preparation of the Combined Balance Sheet and (B) those used in the preparation of Switzerland's historical financial statements, and reflect the following items as of the Separation Effective Date on a consolidated basis:

          (i)  all financial third party debt of the Butterfly Business;

          (ii) all financial net debts of the Butterfly business owed to Switzerland or its subsidiaries; and


                                      4-6

          (iii) all pension liabilities relating to the German business to the extent they are recorded on Butterfly's balance sheet as of the Separate Effective Date;

     less:(w) cash, cash equivalents and refundable deposits within the Business;

          (x)  all costs attributable to Butterfly but paid by Switzerland;

          (y) all payments by Butterfly to employees transferred to Butterfly and relating to their employment for Switzerland prior to the Separation Date referred to in paragraph 3 (c); and

          (z) any consideration paid by Butterfly to Switzerland for the transfer of any portion of the Business to Butterfly AG or its subsidiaries pursuant to the Separation Agreement.

          b) The remainder of the sum of (i), (ii) and (iii) above less the sum of (w) through (z) above shall, if a positive amount, constitute net debt for the purposes hereof.

          c) Switzerland will make a payment to Butterfly if required to eliminate any net debt together with interest from the Separation Date.

          d) For the avoidance of doubt, the following items will not be considered in the determination of net debt:

          - Net cash proceeds (after stamp taxes) received by Butterfly in connection with the subscription for shares in its capitalization as part of the Butterfly Demerger transaction;

          - The costs to be borne by Butterfly in connection with the Butterfly Demerger;

          - the CHF 2 million lump sum payment for expenses of the Butterfly Demerger as contemplated below.

          -    the cash amount described under clause (a) of paragraph 2;

          e) To the extent that any items used in the calculation of net debt as described in clause (a) are recorded at subsidiaries that are not wholly-owned, the relevant amount will be given effect after multiplying it by the decimal equivalent of Butterfly's effective ownership interest in such subsidiary.

          f) The net debt calculation shall be subject to a customary post-closing audit and any payments made pursuant to this Section 6 shall be

                                      4-7
               adjusted in accordance with the results of this audit.

7.   REPRESENTATIONS AND WARRANTIES

     It is intended that Butterfly be provided with all of the assets (and assume all of the liabilities) currently held by Switzerland and its subsidiaries prior to the Separation Effective Date and related to the Butterfly Business. To give effect to this, the Separation Agreement will contain transfer provisions and representations/warranties (together with an undertaking by each party to take further action necessary to give effect to the relevant transfer):

     a)   from Switzerland to Butterfly with respect to:

          - absence of liens other than as related to the Butterfly business);

          -    intellectual property rights for Butterfly business;

          -    contractual rights relating to Butterfly business; and

          -    liabilities not relating to Butterfly business.

     b)   from Butterfly to Switzerland with respect to:

          -    liabilities relating to the Butterfly business Appendix A hereto.

     together in the case of (a) and (b) with any representation and warranties necessary in connection with the issuance of rights and shares in Butterfly AG and the listing of Butterfly AG shares.

8.   TAX TREATMENT

     Subject to the conditions specified in the tax ruling (the "Swiss Tax Ruling" dated August 6, 1999) received from the relevant tax authorities in Switzerland, the Butterfly de-merger will not be subject to Swiss taxes to Switzerland or Butterfly.

     Switzerland and Butterfly will each indemnify the other for losses (and related costs) resulting from any action or inaction by it or by a third party with respect to it that causes the conditions to the Swiss Tax Ruling not to be satisfied.

9.   INDEMNIFICATION

     In addition to the cross indemnity for tax treatment above, Switzerland and Butterfly will also each indemnify the other for losses relating to or arising from:

                                      4-8

    (a) liabilities incurred or paid by the other party relating to the indemnifying party's business;

    (b) breaches of representations, warranties or covenants in the Separation Agreement.

    The parties acknowledge that no indemnifiable "loss" will have been suffered in respect of any liability or contingent liability relating to the Business which does not exceed the remaining total of provisions which have been made in the Combined Balance Sheet for such kind of liability or contingent liability (after deducting any and all previous such liabilities which have been charged against such provisions);

    In addition, no indemnity will be available for any claim under clause (b) above

         - if the breach is not material (for the purpose of this provision a breach shall not be material if it can be remedied for less than CHF 1.5 million); or

         - if, and to the extent, all material claims made under this indemnity do not exceed a total amount of CHF 20 million.

    In the event that Butterfly, within five years of the Separation Date, distributes (by way of dividend, distribution, demerger or the like) for nil or nominal consideration, a subsidiary or a business, which, individually or in the aggregate, together with any such previous distribution, has net assets which exceed one-third of the consolidated net assets of Butterfly, that subsidiary or business will provide, effective upon such distribution, a joint and several guarantee of the indemnification obligations of Butterfly relating to the tax issues described in paragraphs 4 and 8, and liabilities for environmental matters of Butterfly and its subsidiaries.

    The indemnity will be subject to a two-year survival period, except for those claims relating to taxes (which shall have a five year survival period) (but for the avoidance of doubt shall cover the consequences of actions or inactions that occur during the five years after the demerger) and environmental libilities (which shall survive in perpetuity).

10. COSTS

    Subject to the provisions of the Separation Agreement, or those of the transition service agreements, Butterfly shall bear all costs, expenses and taxes arising in connection with the Butterfly Demerger (except as described elsewhere herein), it being understood that Switzerland shall pay a lump sum of CHF 2 million as a participation to such costs.


                                      4-9

11.  DISCLOSURE

     Switzerland and Butterfly will provide each other with reasonable access on an ongoing basis to information relevant to their respective obligations and to verify the satisfaction of the other party's obligations in respect of the Butterfly Demerger.


                                      4-10

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Canada Business Corporations Act (the "Act"), the governing Act to which the Company is subject, provides that, except in the case of an action taken by the Company or of a derivative action taken by a shareholder on behalf of the Company as provided below, a Director or Officer may be indemnified by the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment if (i) he acted honestly and in good faith with a view to the best interests of the Company; and (ii) in the case of a criminal or administrative action or proceeding he had reasonable grounds for believing that his conduct was lawful. The right of indemnification is more limited where Directors and Officers are sued by the Company or on its behalf by a shareholder. In those cases, the Company may with the approval of a court indemnify Directors and Officers against all costs, charges and expenses but not the amount of the judgment or settlement of an action, provided he fulfills the conditions of (i) and (ii) above. A Director or Officer must be indemnified for costs, charges and expenses if he was substantially successful on the merits in his defense and fulfills the conditions of (i) and (ii) above.

     The Directors' Standing Resolution pertaining to indemnification of Directors and Officers of the Company represents, in general terms, the extent to which Directors and Officers may be indemnified by the Company under the Act. This resolution provides as follows:

          "18. INDEMNITY. Subject to the limitations contained in the governing Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or at the Corporation's request on behalf of any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Corporation or such body corporate or by reason of having undertaken such liability, if

        (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

        (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful."

     The Company also has an insurance policy covering Directors and Officers of the Company and of its subsidiaries against certain liabilities which might be incurred by them in their capacities as such, but excluding those claims for which such insured persons could be indemnified by the Company or its subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES.

(a) The following Exhibits are filed herewith unless otherwise indicated:

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
2              Combination Agreement dated September 15, 1999 (included as
               Annex A to the prospectus which is part of this registration statement)
23.1           Consent of PricewaterhouseCoopers LLP as auditors of the
               financial statements of Alcan*
23.2           Consent of PricewaterhouseCoopers as auditors of the
               financial statements of Pechiney*
23.3           Consent of McCarthy Tetrault
24             Powers of Attorney

-------------------------

     * To be filed by amendment.

(b) Financial Statement Schedules Not Applicable

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Montreal, Province of Quebec, Country of Canada on September 17, 1999.

                                          ALCAN ALUMINIUM LIMITED
                                          (Registrant)

                                          By: /s/    JACQUES BOUGIE*
                                             -----------------------------------
                                              Name: Jacques Bougie
                                              Title: President and Chief
                                              Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on September 17, 1999.

                     SIGNATURE                                         TITLE
                     ---------                                         -----

                /s/ JACQUES BOUGIE*                    Director, President and Chief
---------------------------------------------------      Executive Officer (Principal
                  Jacques Bougie                         Executive Officer)

              /s/ WARREN CHIPPINDALE*                  Director
---------------------------------------------------
                Warren Chippindale

             /s/ ELEANOR R. CLITHEROE*                 Director
---------------------------------------------------
               Eleanor R. Clitheroe

                 /s/ TRAVIS ENGEN*                     Director
---------------------------------------------------
                   Travis Engen

                /s/ JOHN R. EVANS*                     Chairman of the Board
---------------------------------------------------
                   John R. Evans

               /s/ ALLAN E. GOTLIEB*                   Director
---------------------------------------------------
                 Allan E. Gotlieb

                 /s/ J.E. NEWALL*                      Director
---------------------------------------------------
                    J.E. Newall

               /s/ PETER H. PEARSE*                    Director
---------------------------------------------------
                  Peter H. Pearse

              /s/ SIR GEORGE RUSSELL*                  Director
---------------------------------------------------
                Sir George Russell

                     SIGNATURE                                         TITLE
                     ---------                                         -----
               /s/ GUY SAINT-PIERRE*                   Director
---------------------------------------------------
                 Guy Saint-Pierre

              /s/ GERHARD SCHULMEYER*                  Director
---------------------------------------------------
                Gerhard Schulmeyer

                                                       Director
---------------------------------------------------
                  Paul M. Tellier

               /s/ SURESH THADHANI*                    Executive Vice President and
---------------------------------------------------      Chief Financial Officer
                  Suresh Thadhani                        (Principal Financial Officer)

                /s/ RICHARD GENEST*                    Corporate Controller
---------------------------------------------------      (Principal Accounting Officer)
                  Richard Genest

             /s/ WILLIAM H. JAIRRELS*                  Authorized Representative in
---------------------------------------------------      the United States of America
                William H. Jairrels



* By /s/  ROY MILLINGTON
     ----------------------------------------------
     Roy Millington as Attorney-in-fact

                                 EXHIBIT INDEX

                                                                             PAGINATION
                                                                                 BY
                                                                             SEQUENTIAL
                                                                             NUMBERING
    EXHIBIT NO.                         DESCRIPTION                            SYSTEM
    -----------                         -----------                          ----------
              2    Combination Agreement dated September 15, 1999
                   (included as Annex A to the prospectus which is part
                   of this registration statement)
           23.1    Consent of PricewaterhouseCoopers LLP as auditors of
                   the financial statement of Alcan*
           23.2    Consent of PricewaterhouseCoopers as auditors of the
                   financial statements of Pechiney*
           23.3    Consent of McCarthy Tetrault
             24    Powers of Attorney

---------------

*To be filed by amendment.